UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2020

CELLULAR BIOMEDICINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36498	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Perry Parkway, Suite 13 Gaithersburg, MD	20877
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 825-5320

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CBMG	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On August 11, 2020, Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company” or “CBMG”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and CBMG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are newly-formed entities formed on behalf of a consortium consisting of (i) Bizuo (Tony) Liu (CEO of CBMG) and certain other members of CBMG management (Yihong Yao, Li (Helen) Zhang and Chengxiang (Chase) Dai) (collectively, the “Management Rollover Stockholders”), (ii) Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited, Full Moon Resources Limited, Viktor Pan and Zheng Zhou (together with the Management Rollover Stockholders, the “Consortium Rollover Stockholders”) and (iii) Yunfeng Fund III, L.P., TF Capital Fund III L.P., Velvet Investment Pte. Ltd., and Bizuo (Tony) Liu (in his capacity as an equity investor) (the “Equity Investors”).

The board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board (the “Special Committee”) consisting solely of independent and disinterested directors to which the Company Board had delegated exclusive authority to consider and negotiate the Merger Agreement, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated thereby.

Pursuant to the Merger Agreement, at the effective time of the Merger (“Effective Time”), each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of common stock owned by the Company, (ii) certain shares of Company Common Stock owned by the Consortium Rollover Stockholders and Novartis Pharma AG (collectively, the “Rollover Stockholders”), and (iii) shares of Company Common Stock owned by stockholders who are entitled to appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive $19.75 in cash, without interest (the “Per Share Merger Consideration”). Concurrently with the execution and delivery of the Merger Agreement, the Consortium Rollover Stockholders entered into a Rollover and Support Agreement with Parent, and Novartis Pharma AG entered into a Rollover and Support Agreement with Parent.

Pursuant to the Merger Agreement, unless otherwise agreed prior to the closing between Parent and the holder thereof, (i) in-the-money vested Company stock options, vested Company time-based restricted stock units and vested Company performance-based restricted stock units (calculated based on actual performance achieved) will be canceled in exchange for cash consideration determined based on the Per Share Merger Consideration, without interest and less any applicable withholding for taxes, (ii) out-of-the-money vested Company stock options will be canceled without payment of any consideration and (iii) unvested Company stock options and unvested Company restricted stock units (including both awards subject to performance-based vesting conditions and awards subject to time-based vesting conditions) will be assumed by Parent as an equity award of the same type, and with the same terms and conditions, covering ordinary shares of Parent (as determined using an exchange ratio provided in the Merger Agreement).

Consummation of the Merger is conditioned on the adoption of the Merger Agreement by the affirmative vote of the holders of (i) at least a majority of all outstanding shares of Company Common Stock and (ii) at least a majority of all outstanding shares of Company Common Stock not held by Parent, the Rollover Stockholders, the Equity Investors and their respective affiliates (the “Company Stockholder Approval”). Consummation of the Merger is also subject to other customary closing conditions, including (i) the absence of any law or order prohibiting, making illegal or enjoining the consummation of the Merger, (ii) clearance by the Committee on Foreign Investment in the United States, (iii) accuracy of representations and warranties, subject to specified materiality thresholds, (iv) compliance with covenants and agreements in the Merger Agreement in all material aspects, and (v) the absence of a material adverse effect on the Company.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to (i) conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (ii) not engage in certain types of actions or omissions during this period unless agreed to in writing by Parent, (iii) convene and hold a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval, and (iv) use reasonable best efforts to cause the Merger to be consummated.

During the period from August 11, 2020 and continuing until 11:59 p.m. (New York time) on September 10, 2020 (the “Go-Shop Period”), the Company is permitted to solicit, initiate, facilitate or encourage acquisition proposals and to participate in discussions or negotiations with respect to any acquisition proposal. From and after September 10, 2020, the Company will be subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties and to engage in discussions or negotiations with third parties regarding acquisition proposals. However, if a third party has submitted an acquisition proposal during the Go-Shop Period that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal (such third party, an “Excluded Party”), then the Company may continue discussions or negotiations with such Excluded Party until 11:59 p.m. (New York time) on September 25, 2020 (the “Cut-Off Date”). Notwithstanding the “no-shop” restrictions, prior to obtaining the Company Stockholder Approval, under specified circumstances, the Company Board may change its recommendation in connection with a Superior Proposal or Intervening Event (each, as defined in the Merger Agreement) and, in the case of a Superior Proposal, the Company may also terminate the Merger Agreement to accept such Superior Proposal upon payment of the termination fee described below.

The Merger Agreement contains certain customary termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, including with respect to the Company’s entry into an agreement with respect to a qualifying Superior Proposal, the Company will be required to pay Parent a termination fee of $12 million (or $6 million in connection with a Superior Proposal received during the Go-Shop Period or from an Excluded Party prior to the Cut-Off Date).

Parent will be required to pay the Company a reverse termination fee of $24 million upon the termination of the Merger Agreement by Parent under specified circumstances, including with respect to Parent’s failure to consummate the Merger when required to do so under the Merger Agreement. Each Equity Investor has entered into a limited guarantee with the Company to guarantee Parent’s obligations under the Merger Agreement to make certain payments to the Company, including payment of the reverse termination fee.

Parent has obtained equity financing commitments from the Equity Investors, each of which has committed to provide capital to Parent under separate equity commitment letters and subject to certain terms and conditions thereof. The Company is entitled to seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded and close the Merger if all closing conditions are met, Parent and Merger Sub fail to consummate the Merger when required to do so under the Merger Agreement, and the Company confirms that if specific performance is granted and the equity financing is funded, it will proceed with the closing of the Merger.

If the Merger is consummated, the Company Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in the confidential disclosure letter provided by the Company to Parent in connection with the signing of the Merger Agreement. The confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts. In addition, investors are not third party beneficiaries under the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the Company.

Yunfeng Bridge Loan Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company entered into a Bridge Loan Agreement (the “Yunfeng Bridge Loan Agreement”) with Yunfeng Capital Limited, an affiliate of Yunfeng Fund III, L.P., pursuant to which Yunfeng Capital Limited agreed to provide for an unsecured loan to the Company in an aggregate principal amount of $25 million (the “Yunfeng Bridge Loan”). The Company will repay all unpaid principal amount together with the unpaid and accrued interest payable for the Yunfeng Bridge Loan on the earlier of (i) August 7, 2021, and (ii) the occurrence of an Event of Default (as defined in the promissory note issued pursuant to the terms of the Yunfeng Bridge Loan Agreement (the “Note”), which is attached as Exhibit A to the Yunfeng Bridge Loan Agreement) for so long as such Event of Default has not been remedied by the end of the applicable grace period as set out in the Note (the earlier date of which being the “Maturity Date”). The Yunfeng Bridge Loan Agreement contains customary Events of Default for a loan of this type.

Yunfeng Capital Limited has the right, at its option, to convert all (but not part) of the outstanding amount under the Yunfeng Bridge Loan (i) on the Maturity Date into Company Common Stock at a conversion price equal to the lower of (A) US$19.50 per share and (B) an amount representing a 15% discount to the volume weighted average price over the preceding 30 trading days prior to and including the Maturity Date (as defined in the Note) or (ii) immediately prior to (but subject to) the closing of an Acquisition (as defined in the Note) prior to the Maturity Date, at a conversion price equal to the price per share of Company Common Stock payable (or deemed payable) in the Acquisition.

Amendment Letter to Bridge Loan Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company and Winsor Capital Limited, an affiliate of TF Capital Ranok Ltd., entered into an Amendment Letter (the “Amendment Letter”) in connection with the Bridge Loan Agreement, dated as of January 28, 2020, by and between the Company and Winsor Capital Limited (the “TF Bridge Loan Agreement”). Pursuant to the Amendment Letter, the Company and Winsor Capital Limited have agreed to revise the terms of the previously announced bridge loan to provide for a new maturity date being the earlier of (i) August 7, 2021, and (ii) the occurrence of an Event of Default (as defined in the promissory note issued pursuant to the terms of the TF Bridge Loan Agreement) for so long as such Event of Default (as defined in the TF Bridge Loan Agreement) has not been remedied by the end of the applicable grace period as set out therein.

Except as set forth above, the terms of the TF Bridge Loan Agreement, which was previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 29, 2020, remain the same.

The foregoing descriptions of the Yunfeng Bridge Loan Agreement and the Amendment Letter do not purport to be complete and are qualified in their entirety by reference to the Yunfeng Bridge Loan Agreement and the Amendment Letter which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01.	Other Events

On August 12, 2020, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward Looking Statements

Statements in this communication relating to plans, strategies, specific activities, and other statements that are not descriptions of historical facts, including our statements regarding enrollment of clinical trial patients and expectations relating to the development, safety and efficacy of our drugs, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include any risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including risks relating to the impact of the COVID-19 pandemic on our operations, including risks associated with the evolving COVID-19 pandemic and actions taken in response to it. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “could,” “expect,” “plans,” “intend,” “estimate,” “projects,” “presents,” “potential,” “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, among others, statements about the benefits of the proposed transaction, including future financial and operating results, plans, objectives, expectations for CBMG and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of the management of CBMG and are subject to significant risks and uncertainties outside of CBMG’s control. These risks and uncertainties include the possibility that the anticipated benefits from the proposed transaction will not be realized, or will not be realized within the expected time periods; the occurrence of any event, change or other circumstances that could give rise to termination of the proposed transaction agreement; the failure of CBMG’s stockholders to adopt the Merger Agreement; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees at CBMG; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the inability to obtain necessary regulatory approvals for the proposed transaction or the receipt of such approvals subject to conditions that are not anticipated; the risk that a condition to closing the transaction may not be satisfied on a timely basis or at all; the risk that the proposed transaction fails to close for any other reason; the outcome of any legal proceedings related to the proposed transaction; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; the impact of the proposed transaction on the Company’s credit rating; and other risks described in CBMG’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. These statements reflect our current views with respect to future events or to our future activities and involve known and unknown risks, uncertainties and other factors which may cause our actual activities, actions or achievements to be materially different from any future activities, actions or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, CBMG does not undertake any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Important Information For Investors And Where To Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of CBMG. In connection with the proposed transaction, CBMG intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies from CBMG’s stockholders for the proposed transaction, and CBMG and certain other persons, including Parent, intend to file a Schedule 13E-3 transaction statement with the SEC. The Company will mail to each stockholder entitled to vote at the special meeting the definitive proxy statement, which will contain important information about the proposed transaction and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF CBMG ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CBMG, THE PROPOSED TRANSACTION AND RELATED MATTERS. Stockholders may obtain free copies of the proxy statement and other documents (when available) that CBMG files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by CBMG will also be available free of charge on CBMG’s website at https://www.cellbiomedgroup.com or by directing a request to Cellular Biomedicine Group, Inc., Attn: Derrick C. Li, Head of Strategy and Investor Relations, CBMG or by calling (301) 825 5320.

Participants in the Solicitation

CBMG and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from CBMG’s stockholders in connection with the proposed transaction. Information regarding the ownership of CBMG securities by CBMG’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about CBMG’s directors and executive officers is also available in CBMG’s proxy statement for its 2020 annual meeting of stockholders filed with the SEC on April 29, 2020 and is supplemented by other filings made, and to be made, with the SEC by CBMG. Additional information regarding persons who may be deemed participants in the solicitation of proxies from CBMG’s stockholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above when it is filed with the SEC. These documents are or will be available free of charge as described above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of August 11, 2020, by and among Cellular Biomedicine Group, Inc., CBMG Holdings and CBMG Merger Sub Inc.*

10.1	Bridge Loan Agreement, dated as of August 11, 2020, by and between Cellular Biomedicine Group, Inc. and Yunfeng Capital Limited.

10.2	Amendment Letter, dated as of August 11, 2020, by and between Cellular Biomedicine Group, Inc. and Winsor Capital Limited in relation to the Bridge Loan Agreement, dated as of January 28, 2020, by and between Cellular Biomedicine Group, Inc. and Winsor Capital Limited.

99.1	Press Release issued August 12, 2020.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL documen)

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: August 12, 2020	By:	/s/ Tony (Bizuo) Liu
Tony (Bizuo) Liu
Chief Executive Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

Cellular Biomedicine Group, Inc.,

CBMG Holdings

and

CBMG Merger Sub Inc.

Dated as of August 11, 2020

TABLE OF CONTENTS

		Page
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	3
1.4.	Subsequent Actions	3
ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	3
2.2.	The Bylaws	3
ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.	Directors	4
3.2.	Officers	4
ARTICLE IV

CONVERSION OF SECURITIES

4.1.	Conversion of Capital Stock	4
4.2.	Exchange of Certificates and Book-Entry Shares	5
4.3.	Treatment of Company Equity Awards	8
4.4.	Adjustments to Prevent Dilution	9
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1.	Organization, Good Standing and Qualification	10
5.2.	Capital Structure	11
5.3.	Corporate Authority; Approval; Fairness Opinion	12
5.4.	Governmental Filings; No Violations; Certain Contracts	13

5.5.	Company Reports; Financial Statements	13
5.6.	Absence of Certain Changes	15
5.7.	Litigation and Liabilities	15
5.8.	Employee Benefits	15
5.9.	Compliance with Laws; Licenses; Business Practices	18
5.10.	Environmental Matters	19
5.11.	Taxes	20
5.12.	Labor and Employment Matters	21
5.13.	Intellectual Property	22
5.14.	Privacy; Cybersecurity	23
5.15.	Insurance	24
5.16.	Real Property	25
5.17.	Contracts	25
5.18.	Takeover Law; Absence of Rights Agreement	27
5.19.	Information in Schedule 13E-3 and Proxy Statement	27
5.20.	TID US Business	28
5.21.	Brokers and Finders	28
5.22.	Affiliate Transactions	28
5.23.	No Other Representations and Warranties	28
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.1.	Organization, Good Standing and Qualification	29
6.2.	Corporate Authority	29
6.3.	Governmental Filings; No Violations; Etc.	30
6.4.	Litigation	30
6.5.	Financing	30
6.6.	Limited Guarantees	31
6.7.	Solvency	31
6.8.	No Operations	31
6.9.	Information in Schedule 13E-3 and Proxy Statement	32
6.10.	Brokers and Finders	32
6.11.	Ownership of Shares	32
6.12.	Certain Arrangements	32
6.13.	No Other Representations and Warranties	32
6.14.	Acknowledgement of Disclaimer of Other Representations and Warranties	32

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1.	Conduct of Business by the Company	33
7.2.	No Solicitation; Change of Recommendation	37
7.3.	Stockholders Meeting; Proxy Statement; Schedule 13E-3	42

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7.4.	Stockholder Litigation	43
7.5.	Reasonable Best Efforts	44
7.6.	Access and Reports	49
7.7.	Stock Exchange De-listing	49
7.8.	Publicity	50
7.9.	Employee Benefits	50
7.10.	Expenses	51
7.11.	Indemnification; Directors’ and Officers’ Insurance	51
7.12.	State Takeover Statutes	53
7.13.	Conversion of Bridge Loans	54
7.14.	Notification of Certain Matters	54
7.15.	Section 16 Matters	54
7.16.	Parent Vote	54
ARTICLE VIII CONDITIONS TO THE MERGER

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	55
8.2.	Conditions to Obligations of Parent and Merger Sub	55
8.3.	Conditions to Obligation of the Company	56
8.4.	Frustration of Closing Conditions	56
ARTICLE IX

TERMINATION

9.1.	Termination by Mutual Consent	57
9.2.	Termination by Parent or the Company	57
9.3.	Termination by the Company	58
9.4.	Termination by Parent	58
9.5.	Effect of Termination and Abandonment	59
ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.	Survival	62
10.2.	Amendments; Waivers	62
10.3.	Special Committee Approval	62
10.4.	Counterparts; Effectiveness	62
10.5.	Governing Law and Venue; Waiver of Jury Trial	63
10.6.	Specific Performance	64
10.7.	Notices	65
10.8.	Entire Agreement	66
10.9.	No Third Party Beneficiaries	66
10.10.	Obligations of Parent and of the Company	66
10.11.	Definitions	67

-iii-

10.12.	Severability	67
10.13.	Interpretation; Construction	67
10.14.	Assignment	68

ANNEXES

Annex A	Definitions

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

SCHEDULE 7.5(f)

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 11, 2020, is entered into by and among Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”), CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and CBMG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). All capitalized term used in this Agreement shall have the meaning ascribed to them in Annex A hereto.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Company Board (upon the unanimous recommendation of the Special Committee) has: (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Public Stockholders, (c) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (d) resolved to recommend that the stockholders of the Company adopt this Agreement and (e) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a duly held meeting of such stockholders for such purpose.

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Guarantors is entering into limited guarantees in favor of the Company (each, a “Limited Guarantee” and, collectively, the “Limited Guarantees”) with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (a) Parent and the Consortium Rollover Stockholders have entered into a rollover and support agreement (the “Support Agreement”), and (b) Parent and the Novartis Investor have entered into a rollover and support agreement (the “Novartis Support Agreement”, together with the Consortium Support Agreement, the “Support Agreements”), pursuant to which each such Rollover Stockholder has agreed, among other things, (i) subject to the terms and conditions of the applicable Support Agreement, to vote its shares of Common Stock, together with any other shares of Common Stock acquired (whether beneficially or of record) by such Rollover Stockholder after the date hereof and prior to the earlier of the

Effective Time and the termination of such Rollover Stockholder’s obligations under the applicable Support Agreement, in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and to take certain other actions in furtherance of the transactions contemplated by this Agreement and (ii) subject to the terms and conditions of the applicable Support Agreement, (A) to receive no consideration for cancellation of the Rollover Shares in accordance with this Agreement, and (B) to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Delaware Law as a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At any time prior to the Effective Time, Parent may modify the entity type of Parent and Merger Sub; provided, however, that no such change shall (a) alter or change the Per Share Merger Consideration; (b) adversely affect the tax treatment of the Company’s shareholders (not including the Rollover Stockholders) pursuant to this Agreement; or (c) be reasonably likely to prevent, impede or delay consummation of the transactions contemplated by this Agreement.

1.2.    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 31/F AIA Central, 1 Connaught Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on a date to be specified by the parties hereto which shall be no later than the third (3rd) Business Day following the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII to be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3.    Effective Time. Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4.    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND

BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, subject to Section 7.11, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended or restated as provided therein or by applicable Law.

2.2.    The Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth on Exhibit B attached hereto and, as so amended and restated, subject to Section 7.11, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended or restated as provided therein or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1.    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.2.    Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE IV

CONVERSION OF SECURITIES

4.1.    Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(a)    Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and shares of Common Stock owned by the Company, and in each case not held on behalf of third parties, (ii) the Rollover Shares (together with the shares referred to in the immediately preceding clause (i), the “Converted Shares”), and (iii) shares of Common Stock owned by stockholders (“Dissenting Stockholders”) who are entitled to, and who have timely perfected and not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the DGCL (the “Dissenting Shares,” and, together with the Converted Shares, the “Excluded Shares”)) shall be converted into the right to receive $19.75 per share of Common Stock in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the shares of Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the shares of Common Stock (each, a “Certificate”) or non-certificated shares of Common Stock held in book-entry form (each, a “Book-Entry Share”) (in each case other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Common Stock, without interest.

(b)    Cancellation of Excluded Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each (i) Dissenting Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f), and (ii) each Converted Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $1 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”).

4.2.    Exchange of Certificates and Book-Entry Shares.

(a)    Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock (other than Excluded Shares) and pursuant to a paying agent agreement in customary form that is reasonably acceptable to the Company, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder fails to perfect or effectively withdraws or loses his or her dissenters’ rights pursuant to the DGCL, (i) such shares of Common Stock shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (A) the number of Dissenting Shares for which such Dissenting Stockholder has failed to perfect or effectively withdrawn or lost his or her dissenters’ rights pursuant to the DGCL and (B) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent in (1) short-term direct obligations of the United States of America, (2) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (3) commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (4) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to make all such cash payments under Section 4.1(a). Except as set forth in this Section 4.2(a), the Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1(a). Parent shall be responsible for all fees and expenses of the Paying Agent.

(b)    Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (other than Certificates representing Excluded Shares) immediately prior to the Effective Time (each holder of record of a Certificate and/or Book-Entry Share, a “Record Holder”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any shares of Common Stock represented by a Certificate cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within three (3) Business Days) after such shares of Common Stock cease to be Excluded Shares to mail to the applicable Record Holder the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Certificate. Upon delivery of the letter of transmittal duly executed by the applicable Record Holder and the surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) (other than Certificates representing Excluded Shares) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (A) the number of shares of Common Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), and (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (1) mail to each Record Holder of Book-Entry Shares materials advising such Record Holder of the effectiveness of the Merger and the conversion of its Book-Entry Shares into the right to receive the Per Share Merger Consideration and (2) subject to receipt by the Paying Agent of an “agent’s message” in customary form if reasonably required by the Paying Agent (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such shares of Common Stock upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), pay to each Record Holder of Book-Entry Shares (other than with respect to Excluded Shares) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (x) the number of Book-Entry Shares and (y) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or affidavits of loss) or Book-Entry Shares, as the case may be. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of cash to be delivered upon due surrender of the Certificate or Book-Entry Shares may be made to such transferee if the Certificate or Book-Entry Shares formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificate shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which the holder of such Certificate is entitled pursuant to this Article IV.

(d)    Termination of Exchange Fund; Escheat. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Common Stock (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such holder is entitled as a result of the Merger pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permissible under applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (i) the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration, in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Common Stock for purposes of this Article IV.

(f)    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, no Dissenting Share shall be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, each Dissenting Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Stockholder shall cease to have any rights with respect thereto, except that each Dissenting Stockholder shall have the right to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares held by such Dissenting Stockholder; provided, however, that each Dissenting Share held by a Dissenting Stockholder who, after the Effective Time, fails to perfect or effectively withdraws or loses his or her right to appraisal pursuant to Section 262 of the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with this Article IV, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and, after the Closing, direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, and, prior to the Closing, Parent shall not, make any payment with respect to any such demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

(g)    Withholding Rights. Notwithstanding any other provision of this Agreement, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3.    Treatment of Company Equity Awards.

(a)    Treatment of Vested Company Equity Awards. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, each outstanding Vested Company Equity Award, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Vested Company Equity Award to receive (without interest) from the Surviving Corporation, as promptly as practicable after the Effective Time, (x) for each vested Company Stock Option, an amount in cash equal to (A) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Stock Option (after giving effect to any required Tax withholdings with respect to such payment), (y) for each vested Company RSU, an amount in cash equal to (A) the total number of shares of Common Stock subject to such vested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration (after giving effect to any required Tax withholdings with respect to such payment) and (z) for each vested Company PSU, an amount in cash equal to (A) the number of shares of Common Stock subject to such vested Company PSU, calculated based on actual performance achieved in accordance with the terms of each vested Company PSU, immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration (after giving effect to any required Tax withholdings with respect to such payment). For the avoidance of doubt, except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, any vested Company Stock Option which has a per share of Common Stock exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment. The Company acknowledges that Parent may seek, prior to Closing, to agree with an individual holder of a vested Company Stock Option that all or a portion of such holder’s vested Company Stock Option shall not be treated as provided herein, but shall instead be converted into or assumed into an option to acquire ordinary shares of Parent (“Rollover Options”). The Company agrees that, to the extent that Parent has identified to the Company in writing, at least fifteen (15) days prior to Closing, the individuals with whom it is seeking agreement with respect to Rollover Options, the Company shall use commercially reasonable efforts to cooperate with Parent’s obtaining the consent of such individuals. Notwithstanding anything herein to the contrary, the Company’s failure to use “commercially reasonable efforts” as provided in this Section 4.3(a) shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

(b)    Treatment of Unvested Company Equity Awards. At the Effective Time, except as otherwise agreed to in writing between a holder of a Unvested Company Equity Award and Parent, each Unvested Company Equity Award outstanding as of immediately prior to the Effective Time shall be assumed by Parent as an equity award of the same type covering ordinary shares of Parent. Each Unvested Company Equity Award so assumed by Parent pursuant to this Section 4.3(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company equity plan under which it was granted and the equity award agreements relating thereto, as in effect immediately prior to the Effective Time, except that (a) the number of ordinary shares of Parent covered by such assumed Unvested Company Equity Award will equal the number of shares of Common Stock subject to such Unvested Company Equity Award multiplied by the Exchange Ratio, with the result rounded down to the nearest whole share, and (b) the per share exercise price for the ordinary shares of Parent issuable upon exercise of such assumed Unvested Company Equity Award that is a Company Stock Option shall be equal to the quotient obtained by dividing the exercise price per share of Common Stock at which such assumed Unvested Company Equity Award was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The assumption of Unvested Company Equity Awards pursuant to this Section 4.3(b) that are Company Stock Options and that are held by U.S. taxpayers shall be effected in a manner that satisfies the requirements of U.S. Treasury Regulation 1.409A-1(b)(5)(v)(D), and the Treasury Regulations promulgated thereunder, and in the case of any such that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, Section 424(a) of the Code, and the assumption of Unvested Company Equity Awards pursuant to this Section that are Company RSUs or Company PSUs and that are held by U.S. taxpayers shall be completed in a manner to preserve such Company RSU’s or Company PSU’s status as exempt from Section 409A of the Code if applicable, or, if applicable, shall continue to comply with the requirements of Section 409A of the Code and the regulations and guidance thereunder such that the holder of such Unvested Company Equity Award is not subject to any additional tax under Section 409A or the regulations and guidance thereunder. The “Exchange Ratio” is the ratio of the Per Share Merger Consideration divided by the fair market value of one ordinary share of Parent as of Closing Date. The Company acknowledges that Parent may seek, prior to Closing, to agree with an individual holder of a Unvested Company Equity Award that all or a portion of such holder’s Unvested Company Equity Awards shall not be treated as provided herein, but shall instead be treated as otherwise agreed by the Company and Parent. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least fifteen (15) days prior to Closing, the individuals with whom it is seeking agreement with respect to such Unvested Company Equity Awards, the Company shall use commercially reasonable efforts to cooperate with Parent’s obtaining the consent of such individuals. Notwithstanding anything herein to the contrary, the Company’s failure to use “commercially reasonable efforts” as provided in this Section 4.3(b) shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

(c)    Corporate Actions. At or prior to the Effective Time, the Company and the Company Board (or any committee thereof, as applicable) shall adopt resolutions and will take such other actions requested by Parent to cause the Company Stock Options, the Company RSUs and the Company PSUs to be treated in accordance with the provisions of this Section 4.3.

(d)    Payments. Promptly after the Effective Time (but in any event, no later than five (5) Business Days after the next regularly scheduled payroll date after the Effective Time), the Surviving Corporation or a Subsidiary thereof shall pay through its payroll systems the amounts due in respect of the Vested Company Equity Awards pursuant to Section 4.3; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation or an Affiliate thereof shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

4.4.    Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, prior to the Effective Time, the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding, as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Company SEC Reports (excluding, in each case, any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed or furnished with the SEC on or after January 1, 2017 and at least one (1) Business Day prior to the date of this Agreement (and (i) other than any matters required to be disclosed for purposes of Section 5.2 (Capital Structure), which matters shall only be disclosed by specific disclosure in the respective corresponding Section of the Company Disclosure Letter and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (y) the corresponding Section or Subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any event, item or occurrence in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other Section or Subsection to the extent that the relevance of such disclosed event, item or occurrence in the Company Disclosure Letter to such other Section or Subsection is reasonably apparent as to matters which are subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Section 5.2 (Capital Structure), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1.    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification or licensing, except where any such failure to be so organized, existing, licensed, qualified or in good standing or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company, each as amended as of the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. All of the Subsidiaries of the Company are wholly-owned.

5.2.    Capital Structure.

(a)    The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on August 10, 2020 (the “Capitalization Date”), (i) 19,432,979 shares of Common Stock were issued and outstanding (not including shares of Common Stock that were held by the Company as treasury stock), (ii) 1,055,499 shares of Common Stock were held by the Company as treasury stock, (iii) no shares of Common Stock were Company Restricted Stock, (iv) an aggregate maximum of 4,146,976 unissued shares of Common Stock were reserved for issuance pursuant to awards under the Incentive Plans, of which 1,694,119 shares were subject to outstanding Company Stock Options, 146,300 shares were subject to outstanding Company RSUs, 514,000 shares were subject to outstanding Company PSUs, and 1,792,557 shares remain available for future issuance (and for the avoidance of doubt, the reserved unissued shares described in this clause are not included in the number of issued and outstanding shares of Common Stock set forth in clause (i)), and (v) no shares of Preferred Stock were issued and outstanding. All of the outstanding shares of Common Stock are, and all shares of Common Stock reserved for issuance as noted in clause (iv) above shall be (when issued in accordance with the terms of the Incentive Plans and the respective grants thereunder), duly authorized, validly issued, fully paid and nonassessable. Since the close of business on the Capitalization Date through the date hereof, the Company has not issued any shares of Common Stock, Company Restricted Stock, Company Stock Options or Company RSUs or other Equity Interests, except for shares of Common Stock issued upon the exercise of Company Stock Options, if any, or settlement of Company RSUs, if any, in each case, that were outstanding as of the Capitalization Date, in accordance with their terms.

(b)    As of the date of this Agreement, except as set forth in Section 5.2(a), (i) there were no issued or outstanding (A) shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, (C) preemptive or other rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, or (D) securities or rights that are derivative of, or provide economic benefits based on the value of, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries (clauses (A), (B), (C) and (D), collectively, “Equity Interests”), and (ii) there were no outstanding obligations of the Company or any of its Subsidiaries to redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of the Company or any of its Subsidiaries.

(c)    Section 5.2(c) of the Company Disclosure Letter contains (i) a true and complete list as of the Capitalization Date of each outstanding share of Company Restricted Stock, Company Stock Option, Company RSU and Company PSU, including the holder thereof, the number of shares of Common Stock subject to each award (including, with respect to each Company PSU, (ii) the maximum number of shares of Common Stock that may be issued in respect of each such Company PSU assuming achievement of any applicable performance metrics at the maximum level), (iii) the exercise price (if applicable), and (iv) the grant date, the expiration date (if applicable), and the vesting schedule. Each Company Restricted Stock, Company Stock Option, Company RSU and Company PSU was granted in compliance with (A) applicable Law, (B) the terms and conditions of the relevant Incentive Plan and (C) the rules and regulations of the NASDAQ.

(d)    Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens, except for Permitted Liens and such Liens and transfer restrictions as may be provided under the Securities Act or other applicable securities Laws.

5.3.    Corporate Authority; Approval; Fairness Opinion.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the affirmative vote of (i) the holders of a majority of all outstanding shares of Common Stock, and (ii) the holders of at least a majority of all outstanding shares of Common Stock held by the Public Stockholders, in each case, entitled to vote in favor of adopting this Agreement at the Stockholders Meeting (collectively, the “Company Requisite Vote”) and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception.

(b)    On or prior to the date hereof, the Company Board (upon the unanimous recommendation of the Special Committee) has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a duly held meeting of such stockholders for such purpose, which resolutions have not, except after the date hereof as permitted by Section 7.2, been rescinded, modified or withdrawn in any way.

(c)    The Special Committee has received the opinion of Jefferies LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by holders of the shares of Common Stock pursuant to this Agreement (other than Parent, Merger Sub, the holders of Rollover Shares and any of their respective Affiliates) is fair, from a financial point of view, to such holders and a copy of such opinion shall be promptly provided by the Company to Parent, solely for informational purposes, following receipt thereof by the Company.

5.4.    Governmental Filings; No Violations; Certain Contracts.

(a)    Except for (i) filings under the HSR Act, if required, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the “Schedule 13E-3”) and a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement, the Merger and the other transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”), (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with the applicable requirements of the NASDAQ, (vi) notices, reports or other filings as may be required by the DPA and the rules and regulations thereunder or any other legal requirement applicable to obtaining CFIUS Clearance, and (vii) such other items as disclosed in Section 5.4(a) of the Company Disclosure Letter (the “Other Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) subject to receipt of the Company Stockholder Approval, a breach or violation of, or a default under, the Organizational Documents of (A) the Company or (B) any of its Subsidiaries or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien (other than any Permitted Lien) on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) receipt of the Company Stockholder Approval and compliance with the matters referred to in Section 5.4(a), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (i)(B) or this clause (ii), for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.5.    Company Reports; Financial Statements.

(a)    The Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all material forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2018 (the “Applicable Date”) (all such forms, certificates, reports, statements and documents filed or furnished after the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company

SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished (or, if amended, as of the time of such amendment), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended, as of the date of such amendment), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Reports, and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)    The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to provide reasonable assurance that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified, been made aware of or received any written notification of any (A) “significant deficiency,” (B) “material weakness” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) or (C) fraud in the design or operation of the Company’s internal controls over financial reporting or that involves management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(c)    Since the Applicable Date, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NASDAQ.

(d)    Each of the audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules and the consolidated results of operations and cash flows for the periods set forth therein) (collectively, the “Company Financial Statements”) fairly present in all material respects, the consolidated or combined financial position of the Company and its consolidated or combined Subsidiaries as of their dates and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end adjustments).

(e)    No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(f)    Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

5.6.    Absence of Certain Changes. Since December 31, 2019 through the date of this Agreement, (a) except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, (b) no event contemplated by Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(vi), and Section 7.1(b)(x) has occurred which if it had occurred following the date of this Agreement and before the Effective Time would have required the written consent of Parent, and (c) there has not been any development, fact, change, event, effect, occurrence or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.7.    Litigation and Liabilities.

(a)    There are no civil, criminal or administrative actions, suits, litigations, claims, hearings, arbitrations or proceedings (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order specifically imposed upon the Company or any of its Subsidiaries except any such Order that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (i) set forth or as reflected or reserved against in the Company Financial Statements filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2019, (iii) as permitted or contemplated by this Agreement or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.8.    Employee Benefits.

(a)    Section 5.8(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan and separately designates each International Plan. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, all equity or equity-based (including the Incentive Plans), change in control, bonus or other incentive compensation, disability, salary continuation, employment, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, housing fund contributions, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including on behalf of any employee, director, consultant, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired); provided, however, that no plan, program or arrangement that is sponsored or maintained by any Governmental Entity shall be considered a Company Plan.

(b)    The Company has made available to Parent, to the extent in writing and to the extent applicable: (i) copies of all material documents setting forth the terms of each material Company Plan, (ii) the most recent annual reports (Form 5500 series), if any, as filed in connection with each Company Plan, (iii) the most recent actuarial report (if applicable) for all Company Plans, (iv) all material written contracts, instruments or agreements relating to each material Company Plan, including administrative service agreements and group insurance contracts and (v) the most recent IRS determination or opinion letter, if any, issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA (each, a “Company Pension Plan”): (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no notice of intent to terminate any Company Pension Plan has been filed and no amendment to treat a Company Pension Plan as terminated has been adopted, and there have been no Proceedings instituted (by the Pension Benefit Guaranty Corporation (“PBGC”) or otherwise) to treat any Company Pension Plan as terminated, (iii) no accumulated funding deficiency, whether or not waived, exists, (iv) since the last valuation date for each Company Pension Plan, no Company Pension Plan is considered to be in “at risk” status under Section 430 of the Code and (v) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or is expected to incur any liability to the PBGC or otherwise under any provision of Title IV of ERISA. No Company Pension Plan is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(d)    Each Company Plan intended to qualify under Section 401(a) of the Code has received a current determination letter from the IRS (or the prototype plan on which such Company Plan is based has received a current opinion letter from the IRS) upon which it may rely regarding its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding is pending, or, to the Knowledge of the Company, has been threatened, against or involving any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or any breach of fiduciary duty (as determined under ERISA).

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no underfunded or unfunded liabilities or obligations that are not reflected in the Company Financial Statements with respect to any Company Plan that is maintained for severance or retirement purposes located outside the United States.

(g)    Neither the execution of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby, alone or in combination with any other event, will (i) give rise to any material liability under any Company Plan or otherwise to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired), (ii) accelerate the time of funding, payment or vesting or materially increase the amount of compensation or benefits due to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, (iii) entitle any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) to severance pay, or any other payment, except as expressly provided in this Agreement, or (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Plan on or after the Effective Time. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any employee or other individual service-provider providing for a tax gross-up or tax reimbursement. Each arrangement considered to be a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in form and operation with Section 409A of the Code.

(h)    Each International Plan has been maintained in compliance with its terms and with any applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of the Company and its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.9.    Compliance with Laws; Licenses; Business Practices.

(a)    Neither the Company nor any of its Subsidiaries is in violation of, or since the Applicable Date has been in violation of or has been given written notice of or been charged with any violation of, any Law or Order of any Governmental Entity, except for any exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted, have been in compliance with all such Permits, and no Governmental Entity has declined any renewals of any such Permits, except for any exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    all products of the Company and its Subsidiaries are developed, manufactured labeled, distributed, sold, and marketed in compliance with all applicable Health Care Laws, including product approval or clearance, good manufacturing practices, labeling, advertising and promotion, establishment registration and device listing, reporting of recalls and notification of defects, adverse event reporting, and filing of product reports and annual reports, in each case, to the extent applicable to the activities and/or products of the Company and its Subsidiaries;

(ii)    the Company and its Subsidiaries hold and are in compliance with all Health Care Permits that are required for the conduct and operation of their businesses as presently conducted, and, to the Knowledge of the Company, since the Applicable Date, there is no materially false or misleading information or significant omission in any product application or other submission related to any Health Care Permit submitted by the Company or any of its Subsidiaries to any Governmental Entity administering Health Care Laws in connection with their businesses; and

(iii)    since the Applicable Date, there have been no Proceedings relating to the Company or any of its Subsidiaries pending, or, to the Knowledge of Company, threatened in writing, that involve a matter within or related to the NMPA’s or any comparable Governmental Entity’s jurisdiction and arising out of or relating to the business of the Company or any of its Subsidiaries.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their directors, officers or agents, has, in the course of its actions for, or on behalf of, any of them violated any Anti-Corruption Laws or made or promised to make a payment or anything of value (i) to or for the use or benefit of any Government Official; (ii) to any other Person either for an advance or reimbursement, if, to the Knowledge of the Company, any part of such payment or thing of value will be directly or indirectly given or paid by such other Person, to any Government Official; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries or any of its or their directors, officers or agents is, or may be, in violation of, or has, or may have, any liability under, the Anti-Corruption Laws which has not been resolved.

(d)    The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the operations of the Company and its Subsidiaries have been conducted in compliance with applicable Anti-Money Laundering Laws.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, employees, or agents is a Sanctioned Person, and (ii) the Company has not conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with or for the benefit of a Sanctioned Person in a manner that would violate applicable Sanctions.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Proceeding by or before any Governmental Entity involving the Company, its Subsidiaries, or their respective directors, officers, employees, or agents in relation to potential violations of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions is pending or threatened in writing.

5.10.    Environmental Matters.

(a)    The Company and its Subsidiaries have since the Applicable Date complied, and are in compliance, with all Environmental Laws and have obtained, maintained and, since the Applicable Date, complied, and are in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries have not received any written notice of any obligation, liability, order, settlement, judgment, injunction or decree involving outstanding requirements for any noncompliance with Environmental Laws by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    There are no written Proceedings arising under any Environmental Laws that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, the Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, manufactured, distributed or exposed any Person to any material, substance or waste that is defined under Environmental Laws as “hazardous” or “toxic” or as a “pollutant” or “contaminant” (“Hazardous Materials”), at the Leased Real Property, in noncompliance with Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    The Company and its Subsidiaries have not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person pursuant to Environmental Laws, except for any liability that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.11.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    (i) All Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account any extensions), (ii) all such Tax Returns were true, complete and correct, (iii) all Taxes shown as due and payable on such Tax Returns, and all other Taxes (whether or not reflected on such Tax Returns) that are due and payable by the Company and its Subsidiaries have been paid or have been adequately reserved for in the Company Financial Statements, (iv) all Taxes of the Company and its Subsidiaries that are not yet due and payable have been adequately reserved for in the Company Financial Statements and (v) the Company and its Subsidiaries have duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or (to the extent not yet due) properly set aside in accounts for such purpose.

(b)    (i) No audits or other Proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any of its Subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled.

(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among the Company and its Subsidiaries), except for agreements entered into in the ordinary course of business, the primary purpose of which is not to allocate liability for any Tax, and neither the Company nor any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company or any of its Subsidiaries is the common parent corporation), (ii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign Law or (iii) has any liability for the payment of Taxes of any Person as a successor or transferee or otherwise under applicable Law.

(d)    None of the Company or any its Subsidiaries will be required to include any amount in income, or exclude any item of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law), (iii) an installment sale or open transaction arising on or before the Closing Date, (iv) a prepaid amount received or paid on or before the Closing Date, or (v) an election under Section 108(i) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law). None of the Company or any of its Subsidiaries has made the election described in Section 965(h) of the Code.

(e)    None of the assets of the Company or any of its Subsidiaries is subject to any Lien for Taxes (other than Permitted Liens).

(f)    Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)    No written claim, other than claims defeated or withdrawn, has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the past two (2) years.

5.12.    Labor and Employment Matters.

(a)    (i) Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other material agreement or bargaining relationship with any labor organization, works council, trade union or other employee representative (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no (and for the past three (3) years there have not been any) ongoing or threatened union organization or decertification activities or proceedings relating to any employees of the Company or any of its Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union, or other employee representative and (iii) there is no (and for the past three (3) years there has not been any) pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, or other material labor disputes against or involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the transactions contemplated by this Agreement, any notice to employees or their representatives required under applicable Law or Collective Bargaining Agreement has been, or prior to the Closing Date will be, given, and all bargaining obligations have been, or prior to the Closing Date will be, satisfied.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours. There are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, nor are there any grievances or arbitrations under any Collective Bargaining Agreement pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in either case except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.13.    Intellectual Property.

(a)    All Registered Company Owned IP is not, to the Knowledge of the Company, subject to any outstanding Order or Proceeding that adversely affects any of the Company’s or any of its Subsidiaries’ rights in or to such Material Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries exclusively legally and beneficially owns, free and clear of all Liens (except for Permitted Liens), or has a valid and enforceable license to, all Material Company IP.

(b)    To the Knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any other Person in any manner that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written claims or valid notice of other Proceedings since the Applicable Date: (i) alleging that the Company or any of its Subsidiaries or any other Person has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (ii) contesting the validity, use, ownership, registrability or enforceability of, or requesting compensation for, any Company Owned IP (other than office actions issued by the United States Patent and Trademark Office or a similar office in another jurisdiction in the ordinary course of patent or trademark prosecution), or (iii) alleging any material breach of any Data Security Requirements, in each case of the foregoing clause (i), (ii) or (iii), that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no infringement, misappropriation or other violation of any Company Owned IP by any Person that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has taken commercially reasonable actions under the circumstances to maintain and protect the confidentiality of material Trade Secrets that are Company Owned IP, and (ii) to the Knowledge of the Company, there has been no unauthorized use, access or disclosure of any Trade Secrets or other confidential information included in the Material Company IP that is Company Owned IP.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Person who is an inventor of an invention for, or on behalf of, the Company or any of its Subsidiaries that is subject to an issued patent has assigned all right, title and interest in and to such issued patent to the Company or relevant Subsidiary (whether by contract or operation of applicable Law) and irrevocably waived all moral rights that may subsist in, or relate to, such issued patent.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Governmental Entity or academic institution has any right to, ownership of, or right to royalties for, any Material Company IP that is Company Owned IP, nor has the Company or any of its Subsidiaries used any funding, facilities, personnel, Intellectual Property or other resources of any such Person in connection with the development of any such Company Owned IP.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any security breaches, cyber incidents, misappropriation, unauthorized access, disclosure or use, intrusions, or compromises of or to any Computer Systems controlled by the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Computer Systems) or any Personal Data used, collected, maintained, or stored by or on behalf of the Company or any of its Subsidiaries.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems controlled by the Company or any of its Subsidiaries from any unauthorized use, access, interruption, or modification, (ii) the Computer Systems are sufficient for the immediate and currently anticipated future needs of the Company and its Subsidiaries and are in good order and function in accordance with all specifications under which they have been supplied, and (iii) since the Applicable Date, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any such Computer Systems controlled by the Company or any of its Subsidiaries that have caused any substantial disruption of or interruption in or to the use of such Computer Systems.

5.14.    Privacy; Cybersecurity. For the purposes of Section 5.13 and this Section 5.14, the terms “controller,” “data subject,” “personal data breach,” “processing” (and its cognates) and “processor” shall have the meaning given to them in the GDPR.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take and have taken reasonable measures consistent with industry practices and applicable cybersecurity Laws designed to (A) protect, preserve, maintain, and secure the performance, security, operation, and integrity of the Computer Systems (and all software, information and data stored or contained thereon) and (B) ensure that all Personal Data and other material data collected, stored, used, disclosed, transferred or otherwise processed by the Company or any of its Subsidiaries is protected against unauthorized access, use, modification, disclosure, or other misuse, and (ii) have implemented disaster recovery and business continuity plans, and security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the material Computer Systems consistent with industry practices and applicable cybersecurity Laws.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries have (i) maintained commercially reasonable practices, policies (including privacy policies), programs, and similar notices regarding data privacy, processing, protection, and security, including Personal Data, that comply with applicable Law, (ii) obtained, used, and disclosed only such Personal Data as and if they are authorized to obtain, use, or disclose by Law and contract, and (iii) complies and has complied with (A) all of such practices, policies, programs and other similar notices noted in (i), (B) all Privacy Laws, (C) all Security Standards, and (D) all other obligations of the Company and any of its Subsidiaries under any Contract to customers and other third parties, in each case regarding collection, storage, use, disclosure, transfer or other processing or the protection of Personal Data ((A), (B), (C) and (D), collectively, the “Data Security Requirements”).

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to ensure that all service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Data Security Requirements and take reasonable steps to protect and secure Personal Data from loss, theft, misuse or unauthorized access, use, modification or disclosure. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice of any claims or complaints (including written notice from third parties acting on their behalf) of, or been subject to any Proceedings concerning, the violation or alleged violation of any Data Security Requirements, and (ii) since the Applicable Date, there have been no Proceedings pending or, to the Knowledge of the Company, threatened in writing of any kind from any Person that has been served on, or initiated against, the Company or any of its Subsidiaries regarding violation or alleged violation of any Data Security Requirements, and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim under the foregoing clause (i) or (ii). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s or any of its Subsidiaries’ publicly facing statements or notices regarding its collection and treatment of Personal Data are materially misleading or materially deceptive.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have conducted reasonable privacy and data security testing or audits (including vulnerability assessments and penetration tests) and, to the Knowledge of the Company, have resolved or remediated any and all material privacy or data security issues or vulnerabilities identified.

5.15.    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain reasonable insurance, in such amounts and against such risks as are customary for the industries in which it and its Subsidiaries operate and for companies of the size of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation with respect to any such insurance policy (except for any renewal or expiration in accordance with the terms thereof) and each of the Company and its Subsidiaries is in compliance in all respects with all conditions contained therein, with such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16.    Real Property.

(a)    Neither the Company nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease, license, concession and other agreement under which the Company or its Subsidiaries lease, sublease, use or occupy the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries, including all material amendments, modifications, extensions and guaranties relating thereto (each, a “Lease” and, such real property, the “Leased Real Property”) is a valid and binding obligation on the Company and such of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to the Bankruptcy and Equity Exception and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (iii) no event has occurred which, with notice, lapse of time or both, would constitute a default under any Lease by any of the Company or its Subsidiaries and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each Leased Real Property which is subject to a Lease and is in possession of such Leased Real Property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

5.17.    Contracts.

(a)    As of the date hereof, neither of the Company or any of its Subsidiaries is a party to or bound by any:

(i)    Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Reports;

(ii)    indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, in each case providing for Indebtedness in excess of $20,000,000, other than Indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;

(iii)    Contract (other than this Agreement) for the sale or purchase of any assets or capital stock or other equity interests of any Person for aggregate consideration in excess of $10,000,000 that contains continuing representations, covenants, indemnities or other obligations (other than sales or purchases of supplies or inventory in the ordinary course of business);

(iv)    Collective Bargaining Agreement;

(v)    Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(vi)    material settlement agreement or similar agreement with a Governmental Entity to which the Company or any of its Subsidiaries is a party that contains material obligations or limitations on the Company’s or such Subsidiary’s conduct;

(vii)    material Contract to which the Company or any of its Subsidiaries is a party related to (A) licensing, use, or development of, or for, or grant of any rights under, any Material Company IP that has a maximum potential value (or which otherwise requires the receipt or making of payments) in excess of $6,000,000 (including pursuant to any “earn-out,” contingent value rights, milestone payments, license fees, royalty payments, development costs or other contingent payment or value obligations), (B) that restricts the Company’s or any of its Subsidiaries’ ability to use or enforce any Material Company IP that is Company Owned IP, or (C) pursuant to which any material Computer Systems are licensed to the Company or any of its Subsidiaries (in each case of (A), (B), and (C), other than licenses of uncustomized commercially available or off-the-shelf software or Computer Systems granted to the Company or any of its Subsidiaries for internal use only that are generally available on nondiscriminatory pricing terms);

(viii)    material Contract that purports to bind the Company or any of its Subsidiaries or any of their respective non-controlled Affiliates (or would, after the Closing, purport to bind Parent or any of its Affiliates, other than the Company and its Subsidiaries) to any material (A) exclusivity provision in favor of the other parties thereto, (B) non-compete provision that limits, curtails or restricts the ability of such Person to compete or conduct activities in any geographic area or line of business or with any Person or (C) “most favored nation” provision in favor of the other parties thereto, in each case, that cannot be cancelled by the Company or one of its Subsidiaries without more than sixty (60) days’ notice without payment of a material penalty;

(ix)    Contract that obligates the Company or any of its Subsidiaries to make a loan, capital contribution to, or investment in excess of $20,000,000 in any Person, other than loans to any wholly-owned Subsidiary of the Company and advances to employees in the ordinary course of business;

(x)    Contract that creates, governs or controls any partnership, joint venture or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(xi)    other Contract (other than this Agreement, purchase orders for the purchase of inventory or agreements (A) between the Company and any of its wholly-owned Subsidiaries or (B) between any of the Company’s wholly-owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in excess of $6,000,000 during the fiscal year ending December 31, 2020 that cannot be cancelled by the Company or one of its Subsidiaries without more than ninety (90) days’ notice without payment of a material penalty (other than Contracts entered into in the ordinary course of business).

Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.”

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under or breach of any Company Material Contract, there are no events or conditions, including with respect to any events or conditions as a result of COVID-19, which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or to the Knowledge of the Company, any counterparty under such Company Material Contract, (ii) each of the Company Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, except (A) that such enforcement may be subject to the Bankruptcy and Equity Exception, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (C) to the extent that any Company Material Contract expires in accordance with its terms, (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Company Material Contracts to which they are a party, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate, any Company Material Contract.

5.18.    Takeover Law; Absence of Rights Agreement.

(a)    No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Law”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(b)    The Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

5.19.    Information in Schedule 13E-3 and Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 13E-3 or the Proxy Statement or necessary in order to make the statements in the Schedule 13E-3 or the Proxy Statement, in light of the circumstances under which they are made, not misleading. Each of the Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding anything to the contrary in this Section 5.19, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement supplied by or on behalf of Parent, Merger Sub or the Rollover Stockholders (in their capacities as such) in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

5.20.    TID US Business. As of the date of this Agreement, to the Knowledge of the Company, none of the Company, any of its Subsidiaries, or any of its Affiliates (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241.

5.21.    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated hereby, other than the Financial Advisor. Prior to the execution of this Agreement, the Company has made available to Parent an excerpt of a true and complete copy of the Company’s engagement letter with the Financial Advisor that concerns the fee payable to the Financial Advisor in connection with the Merger and the other transactions contemplated hereby (and, as of the Closing Date, such engagement letter shall not have been amended, modified or waived by the Company). Other than arrangements set forth in such engagement letter as made available to Parent prior to the execution of this Agreement, the Company does not have any arrangements in place that could result in any brokerage fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated hereby.

5.22.    Affiliate Transactions. As of the date of this Agreement, except as disclosed in the Company SEC Reports, there are no transactions, contracts, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than the Company or any of its Subsidiaries), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC to an annual meeting of stockholders that has not been so disclosed.

5.23.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person acting on behalf of the Company makes any other express or implied representation or warranty. In particular, and without limiting the generality of the foregoing, except for the representations and warranties contained in this Article V, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement (including with respect to the accuracy and completeness thereof). Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in management presentations or otherwise in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is included in the representations and warranties contained in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

6.1.    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification or licensing, except where any such failure to be so organized, existing, licensed, qualified or in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the Organizational Documents of each of Parent and Merger Sub, each as amended as of the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

6.2.    Corporate Authority. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which Parent shall cause to occur immediately following the execution of this Agreement) is the only vote or consent of holders of capital stock of Parent or Merger Sub necessary to approve this Agreement, the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception.

6.3.    Governmental Filings; No Violations; Etc..

(a)    Except for (i) filings under the HSR Act, if required, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Schedule 13E-3 and the Proxy Statement, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) compliance with the applicable requirements of the NASDAQ, (vi) notices, reports or other filings as may be required by the DPA and the rules and regulations thereunder or any other legal requirement applicable to obtaining the CFIUS Clearance, and (vii) the Other Approvals, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the respective Organizational Documents of Parent or Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien (other than any Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.3(a), under any Law to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4.    Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective material properties or assets is or are subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.5.    Financing. Parent has delivered to the Company true, correct and complete copies of executed equity commitment letters (the “Equity Commitment Letters”), dated as of the date hereof, pursuant to which the Guarantors have committed to purchase for cash, or cause to be purchased for cash, subject to the terms and conditions therein, equity securities of Parent, up to the amounts set forth therein (being collectively referred to as the “Financing”). Each of the Equity Commitment Letters provides that the Company is an intended third party beneficiary thereof and entitled to enforce such Equity Commitment Letter in accordance with the terms and conditions thereof. As of the date hereof, (a) each of the Equity Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent (except as enforceability is subject to the Bankruptcy and Equity Exception) and, to the Knowledge of Parent, the other parties thereto (except as enforceability is subject to the Bankruptcy and Equity Exception), (b) none of the Equity Commitment Letters has been amended or modified and no such amendment or modification is contemplated, and the respective commitments contained in the Equity Commitment Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated, and (c) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Commitment Letters on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto. Assuming that (i) the Financing is funded in accordance with the Equity Commitment Letters and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, the net proceeds contemplated by the Equity Commitment Letters will in the aggregate be sufficient for Parent and Merger Sub to (A) pay the aggregate Per Share Merger Consideration, and (B) pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger upon the terms and conditions contemplated by this Agreement. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereto to make the applicable Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date of hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions of the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Merger and the other transactions contemplated by this Agreement.

6.6.    Limited Guarantees. Concurrently with the execution of this Agreement, each of the Guarantors has delivered, or has caused to be delivered, to the Company a Limited Guarantee, which has been duly executed and delivered. Each Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the respective Guarantor. There are no defaults under any Limited Guarantee by the respective Guarantor and, to the Knowledge of Parent, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

6.7.    Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, and assuming the accuracy of all of the representations and warranties of the Company set forth herein, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

6.8.    No Operations. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.9.    Information in Schedule 13E-3 and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 13E-3 or the Proxy Statement or necessary in order to make the statements in the Schedule 13E-3 or the Proxy Statement, in light of the circumstances under which they are made, not misleading.

6.10.    Brokers and Finders. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

6.11.    Ownership of Shares. As of the date of this Agreement, the Rollover Shares consist of 9,007,464 shares of Common Stock (excluding shares of Common Stock underlying Company Equity Awards held by the Rollover Stockholders that have not vested and (in the case of Company Options) been exercised). As of the date of this Agreement, other than the Rollover Shares, none of Parent, Merger Sub or any of their respective Affiliates beneficially owns any shares of Common Stock.

6.12.    Certain Arrangements. Except for this Agreement, the Support Agreements, the Consortium Agreement, the Interim Investors Agreement, the Equity Commitment Letters and the Limited Guarantees, there are no written contracts or other agreements, arrangements or understandings or commitments to enter into written contracts, agreements, arrangements or understandings between Parent, Merger Sub or any of their Affiliates, on the one hand, and (a) any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate to this Agreement or the transactions contemplated hereby or (b) any stockholder of the Company (in its capacity as such), on the other hand, as of the date hereof, pursuant to which such stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

6.13.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, neither Parent nor Merger Sub nor any other Person acting on behalf of Parent or Merger Sub makes any other express or implied representation or warranty.

6.14.    Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V, (i) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (ii) no Person has been authorized by the Company or any of the Company Subsidiaries,

expressly or impliedly, to make any representation or warranty relating to the Company or any of the Company Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company or any of the Company Subsidiaries and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available for purposes of the transactions contemplated by this Agreement, marketing material, confidential information memorandum, management presentation, functional break-out discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties (and neither the Company nor any other Person will have any liability or other obligation to Parent, Merger Sub or their respective Affiliates or Representatives or any other Person resulting from such Person’s use of such material or information). Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1.    Conduct of Business by the Company.

(a)    From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 7.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law, Order or a Governmental Entity or (iv) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed (and provided that, if the Company’s written request for Parent’s consent states that such request is being made in response to an emergency or exigent circumstance, then Parent shall be deemed to have consented to any written request to take any action prohibited under this Section 7.1(a) if Parent does not respond in writing to such request within five (5) Business Days; for the avoidance of doubt, if Parent responds in writing to the Company within such five (5) Business Days that it is withholding its consent to the Company’s request to take such action (which consent cannot be unreasonably withheld, conditioned or delayed), then the Company shall not be permitted to take such action), the Company shall, and shall cause its Subsidiaries to, (A) conduct its business and operations in the ordinary course of business and (B) use commercially reasonable efforts to (x) preserve substantially intact its current business organization, (y) keep available the services of its current officers and employees and (z) preserve in all material respects its relationships with customers, suppliers, landlords and other Persons having material business dealings with the Company and its Subsidiaries.

(b)    From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (1) as expressly contemplated by this Agreement, (2) as set forth in Section 7.1(b) of the Company Disclosure Letter, (3) as required by applicable Law, Order or a Governmental Entity or (4) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed (and provided that, if the Company’s written request for Parent’s consent states that such request is being made in response to an emergency or exigent circumstance, then Parent shall be deemed to have consented to any written request to take any action prohibited under this Section 7.1(b) if Parent does not respond in writing to such request within five (5) Business Days; for the avoidance of doubt, if Parent responds in writing to the Company within such five (5) Business Days that it is withholding its consent to the Company’s request to take such action (which consent cannot be unreasonably withheld, conditioned or delayed), then the Company shall not be permitted to take such action), the Company shall not, and shall cause its Subsidiaries not to:

(i)    amend the Organizational Documents of the Company or amend the Organizational Documents of any of its Subsidiaries in any material respect;

(ii)    (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, other than dividends paid entirely to the Company or a wholly-owned Subsidiary of the Company, (B) issue, sell, grant, transfer, pledge, dispose of or encumber any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries (except (1) pursuant to the due exercise, vesting and/or settlement of Company Stock Options, if any, or Company RSUs outstanding as of the date hereof in accordance with their terms as such terms are in effect on the date hereof, or pursuant to any Company Stock Options or Company RSUs permitted to be issued pursuant to this Agreement and (2) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries), (C) split, combine, subdivide or reclassify the shares of Common Stock or any other Equity Interests of the Company or any of its Subsidiaries or issue or authorize the issuance of any shares of Common Stock or any other Equity Interests of the Company or any of its Subsidiaries (except (1) for the acquisition of shares of Common Stock tendered by directors or employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof, (2) for the settlement of any Company RSUs and Company PSUs outstanding on the date hereof in accordance with their terms on the date hereof pursuant to the terms of the Incentive Plans or (3) any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), or (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, or cause to be issued, delivered or sold, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than (1) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (2) in connection with the exercise of Company Stock Options or the vesting of Company RSUs or Company PSUs outstanding on the date hereof in accordance with their terms on the date hereof (including in connection with any required withholding Taxes related to such exercise or vesting);

(iii)    except as required by applicable Law or pursuant to any Company Plan in effect and disclosed to Parent on the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents, consultants or Affiliates (except for (i) increases in the ordinary course of business with respect to current employees who are not directors or executive officers, including pursuant to the Company’s regular merit review process, in each case, to a current employee whose total annualized cash compensation for 2020 is expected to be less than $200,000, or (ii) increases that do not exceed $30,000 in the aggregate), or enter into, establish, amend or terminate any Company Plans or benefit arrangement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, director, agent or consultant, (B) terminate (without cause), hire or engage for services any individual with target annual cash compensation of more than $200,000, other than newly hired or replacement employees in the ordinary course of business, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except with newly hired employees permitted to be hired by the terms of this Agreement, or (D) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit;

(iv)    make any loans, capital contributions, investments in, or advances to any of its officers, directors, employees, agents or consultants or other related parties (other than advances of routine business expenses made in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(v)    implement any employee layoffs in violation of the WARN Act or any similar or related Law;

(vi)    (A) incur or assume any Indebtedness, other than (1) Indebtedness not in excess of $30,000,000 in the aggregate, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, not in excess of $30,000,000 in the aggregate and made or entered into in the ordinary course of business, (3) Indebtedness incurred under the Bridge Loan Agreements, (4) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries or (5) Indebtedness not in excess of $30,000,000 in the aggregate incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business or among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (C) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $30,000,000 in the aggregate except to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business;

(vii)    incur or commit to incur any capital expenditures other than capital expenditures not to exceed $10,000,000 in the aggregate;

(viii)    pay, discharge, waive, settle or satisfy any material Proceeding (other than any Proceeding that is the subject of Section 7.4), other than the payment, discharge, waiver, settlement or satisfaction (A) in the ordinary course of business, of Proceedings reflected or reserved against in the Company Financial Statements for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), or (B) for amounts in cash, individually or in the aggregate, not to exceed $2,000,000 (in excess of third party insurance);

(ix)    materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law or required by any Governmental Entity or the Financial Accounting Standards Board or any similar organization;

(x)    make, change or rescind any material Tax election, make any material change to any Tax accounting period or Tax accounting method (except as required by GAAP), file any amended Tax Return with respect to any material Taxes, enter into a Tax closing agreement with respect to any material Taxes, settle any material claim or assessment with respect to any material Taxes, surrender any right to claim a material Tax refund, offset or other reduction in liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xi)    (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any assets, properties, business or any corporation, partnership, joint venture, association or other business organization or division thereof if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $1,500,000 or (C) acquire, transfer, assign, lease, license, grant of other rights under, sell, mortgage, pledge, dispose of, abandon, permit to lapse, or encumber or subject to any Lien (other than any Permitted Lien) any material assets or properties of the Company, including Material Company IP, other than, in each case of this clause (C), (1) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and its Subsidiaries, (2) acquisitions of equipment, raw materials and inventory and sales of inventory, in each case in the ordinary course of business, (3) the non-exclusive licensing of Intellectual Property granted to customers, subcontractors or distributors in the ordinary course of business, (4) among the Company and its Subsidiaries, (5) in an amount not in excess of $30,000,000 in the aggregate, (6) Liens incurred to secure Indebtedness permitted under this Section 7.1(b) or (7) otherwise in the ordinary course of business.

(xii)    terminate, amend in any material respect or waive any of its material rights under any Company Material Contract, or enter into any Contract that would constitute a Company Material Contract if it had been entered into prior to the date of this Agreement, except in the ordinary course of business;

(xiii)    enter into or discontinue any material line of business;

(xiv)    other than in the ordinary course of business, (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) with individual annual rents in excess of $1,500,000 or aggregate annual rents in excess of $1,500,000, (B) terminate, modify, amend or exercise any right to renew any material Lease with aggregate annual rents in excess of $1,500,000 or (C) acquire any interest in real property with a purchase price in excess of $1,500,000;

(xv)    except to the extent required by applicable Law, adopt, modify, extend, or enter into any Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries; and

(xvi)    enter into a Contract or other commitment to do any of the foregoing.

(c)    Notwithstanding anything to the contrary in this Section 7.1, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations (including for purposes of Antitrust Law) prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its and its Subsidiaries’ operations.

7.2.    No Solicitation; Change of Recommendation.

(a)    Go-Shop Period. Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on September 10, 2020 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly: (i) solicit, initiate, facilitate and encourage, whether publicly or otherwise, Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), including by way of furnishing non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in and maintain discussions or negotiations with any Persons or groups of Persons or its or their Representatives and financing sources with respect to Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

(b)    No Solicitation. Except as expressly permitted by this Section 7.2 and except as may relate to any Excluded Party, (i) from 12:00 a.m., New York time, on September 10, 2020 (i.e., one minute after 11:59 p.m., New York time, on September 10, 2020) (the “No-Shop Period Start

Date”) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective Representatives not to (and shall not authorize or knowingly give permission to its and their respective Representatives to), directly or indirectly:

(i)    solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal;

(iii)    approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)    enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”);

(v)    take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the Organizational Documents of the Company inapplicable to any transactions contemplated by any Acquisition Proposal; or

(vi)    authorize, commit to or agree to do any of the foregoing.

Notwithstanding the commencement of the obligations of the Company under this Section 7.2(b), on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may (acting under the direction of the Special Committee) continue to engage in the activities described in clauses (i) and (ii) of Section 7.2(a) with respect to each Excluded Party on and after the No-Shop Period Start Date until 11:59 p.m., New York time, on September 25, 2020 (the “Cut Off Time”), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date and before the Cut Off Time. On the No-Shop Period Start Date, the Company shall and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective Representatives to immediately cease and cause to be terminated all discussions and negotiations with any Person (other than any Excluded Party and the parties hereto and their respective Representatives) that may be ongoing with respect to any Acquisition Proposal. The Company shall as promptly as reasonably practicable following the No-Shop Period Start Date (x) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the No-Shop

Period Start Date, and (y) terminate access to any physical or electronic data rooms relating to any potential Acquisition Proposal. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and the material terms and conditions of any Acquisition Proposal received from any Excluded Party (including any changes thereto).

(c)    Discussions. Notwithstanding anything to the contrary contained in Section 7.2(b), if at any time after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an Acquisition Proposal from any Person or group of Persons (including, for the avoidance of doubt, from a Person or group of Persons that was an Excluded Party before or at the No-Shop Period Start Date), which Acquisition Proposal did not result from any breach of this Section 7.2, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Acquisition Proposal or its or their Representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 7.2 and (ii) if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal and its or their respective Representatives and financing sources; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its or their Representatives. Notwithstanding anything to the contrary contained in Section 7.2(b) and this Section 7.2(c), if there is one or more Excluded Parties on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 7.2(a) from and after the No-Shop Period Start Date and until the Cut Off Time with respect to any such Excluded Party, including with respect to any amended proposal submitted by any such Excluded Party. The Company shall not provide any information that in the good faith judgment of the Company is commercially sensitive non-public information to any competitor in connection with the actions permitted by this Section 7.2(c), other than in accordance with pre-determined “clean room” or other similar procedures designed to limit any adverse effect of the sharing of the information on the Company.

(d)    Notice of Acquisition Proposals and Inquiries. Following the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut Off Time), the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent (i) notice of the Company or any of its Subsidiaries having received any request for discussions or negotiations, any request for access to any non-public information of the Company or any of its Subsidiaries, or any request for information relating to the Company or any of its Subsidiaries, in each case, that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) an unredacted copy of any Acquisition Proposal made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments) and (iii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or any of their respective Representatives and, in each case, the identity of the Person making such Acquisition Proposal, and shall keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis (and in any event within forty-eight (48) hours of the occurrence thereof). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 7.2(d).

(e)    Company Adverse Recommendation Change. Except as expressly permitted by Section 7.2(f) or Section 7.2(g), the Company Board (or any committee thereof, including the Special Committee) shall not (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer in a Solicitation/Recommendation Statement on Schedule 14D-9, (D) adopt, approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company an Acquisition Proposal or entry by the Company into any Alternative Acquisition Agreement, or (E) following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer that is the subject of clause (C)), fail to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(f)    Superior Proposal. Notwithstanding anything to the contrary set forth in this Section 7.2, prior to (but not after) the time the Company Stockholder Approval is obtained, the Company Board (upon the recommendation of the Special Committee) may terminate this Agreement pursuant to Section 9.3(a) to enter into an Alternative Acquisition Agreement or make a Company Adverse Recommendation Change in response to an Acquisition Proposal if (i) the Acquisition Proposal was not solicited in violation of the provisions of this Section 7.2 and (ii) the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (A) failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) the Company Board (or any committee thereof, including the Special Committee) has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include, to the extent not previously provided pursuant to Section 7.2(d), an unredacted copy of the Acquisition Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing), (y) following the end of such notice period, the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined that the Acquisition Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (x) above and the notice period in clause (x) shall have recommenced and the condition in clause (y) shall have occurred again, except that the notice period shall be at least three (3) Business Days (rather than the four (4) Business Days otherwise contemplated by clause (x) above).

(g)    Intervening Event. Notwithstanding anything to the contrary herein, prior to (but not after) the time the Company Stockholder Approval is obtained, the Special Committee may effect a Company Adverse Recommendation Change involving the actions contemplated by Section 7.2(e)(i)(A) and Section 7.2(e)(i)(B) in response to an Intervening Event if (i) the Special Committee, has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) prior to taking such action, the Company Board (or any committee thereof, including the Special Committee) has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action which notice will contain reasonably sufficient information about the Intervening Event to enable Parent to propose revisions to the terms of this Agreement in such a manner that would obviate the need for taking such action, and (iii) following the end of such notice period, the Special Committee shall have considered in good faith any revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. For the avoidance of doubt, a Company Adverse Recommendation Change pursuant to this Section 7.2(g) shall not give rise to any termination right for the Company.

(h)    Enforcement of Standstills. The Company shall not terminate and shall not grant any waiver, amendment or release under any standstill or confidentiality agreement (or any standstill or confidentiality provisions of any other contract or agreement) unless the Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(i)    Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof, including the Special Committee) from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or, except as provided by Section 7.2(e) above, taking a neutral or no position with respect to any Acquisition Proposal; provided, that complying with such obligations or making such disclosure shall not, in and of themselves, constitute a Company Adverse Recommendation Change or form a basis for Parent to terminate this Agreement.

(j)    Actions of Representatives. Any breach of this Section 7.2 by a Representative of the Company or any of its Subsidiaries acting on behalf of the Company or one of its Subsidiaries shall constitute a breach of this Section 7.2 by the Company.

7.3.    Stockholders Meeting; Proxy Statement; Schedule 13E-3.

(a)    Stockholders Meeting. Subject to Section 7.2, the Company shall take all actions in accordance with applicable Law, the Organizational Documents of the Company and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after (i) the tenth (10th) calendar day after the initial Schedule 13E-3 and the preliminary Proxy Statement therefor have been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Schedule 13E-3 and the Proxy Statement, or (ii) if the SEC has by such date informed the Company that it intends to review the Schedule 13E-3 and the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement). Subject to Section 7.2, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall not, without the consent of Parent, adjourn or postpone the Stockholders Meeting; provided that the Company may, without the consent of Parent, adjourn or postpone the Stockholders Meeting (A) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, (B) to allow additional time for the filing and distribution of any supplement or amendment to the Schedule 13E-3 or Proxy Statement which the Special Committee has determined in good faith is necessary or advisable under applicable Law for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Stockholders Meeting, (C) after consultation with Parent, on one or more occasions for up to ten (10) Business Days each to solicit additional proxies if necessary to obtain the Company Stockholder Approval, (D) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby or (E) with Parent’s consent (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in the event that subsequent to the date of this Agreement, the Company Board (or any committee thereof, including the Special Committee) shall have made a Company Adverse Recommendation Change or shall have provided any notice of its intent to make a Company Adverse Recommendation Change pursuant to Section 7.2(f) or Section 7.2(g), the Company nevertheless shall continue to submit this Agreement to the stockholders of the Company for approval at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.

(b)    Proxy Statement; Schedule 13E-3. As promptly as reasonably practicable after the No-Shop Period Start Date, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare a Schedule 13E-3 and use their reasonable best efforts to cause the initial Schedule 13E-3 to be filed with the SEC as promptly as reasonably practicable after the No-Shop Period Start Date. The Company and Parent shall cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Company shall not file the Proxy Statement or the Schedule 13E-3 or any amendments thereof with the SEC without Parent’s reasonable prior review and comment, which comments the Company shall consider in good faith, and will not participate substantively in, or initiate, any substantive meetings or discussions with the SEC regarding the Proxy Statement or the Schedule 13E-3 without first consulting with Parent and providing Parent the opportunity to participate; provided, that the Company will no longer be required to comply with the foregoing if the Special Committee has effected any Company Adverse Recommendation Change or shall have resolved to do so. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement and the Schedule 13E-3, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement or the Schedule 13E-3 under applicable Law. Parent agrees that such information supplied by or on behalf of Parent or Merger Sub in writing for inclusion (or incorporation by reference) in the Proxy Statement or the Schedule 13E-3 will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement and the Schedule 13E-3 (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act, the SEC and the NASDAQ. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

7.4.    Stockholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and the Company shall not, and shall cause its Representatives not to, agree to any settlement of any stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, such consent shall not be required for settlements solely for money damages and the payment of attorneys’ fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries. For purposes of Section 4.2(f) and this Section 7.4, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to such stockholder litigation (or demand for appraisal) by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such stockholder litigation (or demand for appraisal), to which the Company shall give reasonable and good faith consideration, but will not be afforded any decision-making power or other authority over such stockholder litigation (or demand for appraisal) except for the settlement or compromise consent set forth above. The Company shall notify Parent promptly (and in any event within forty-eight (48) hours) of becoming aware of the commencement of any such stockholder litigation (or demand for appraisal) or any material developments with respect to the status thereof.

7.5.    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement (including Section 7.5(f)), prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event prior to the Termination Date, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by this Agreement, (ii) the satisfaction of the parties’ respective conditions to consummating the Merger and the other transactions contemplated by this Agreement, (iii) refraining from taking any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions from any Governmental Entity necessary to be obtained prior to Closing, (iv) the taking of all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, approval, clearance, expiration or termination of waiting periods, registration, waiver, permit, franchise, certificate, variance, Order or other confirmation of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, (v) cooperating with each other in (A) determining which material filings, submissions and declarations are required to be made prior to the Effective Time with, and which material consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings, submissions and declarations and timely seeking all such consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions, and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided that the foregoing shall not require any party to this Agreement to waive any of the conditions set forth in Article VIII.

(b)    Without limiting the generality of the foregoing, the Company and Parent shall (i) file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, if required, (ii) file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws or with any applicable Governmental Entity, (iii) as promptly as practicable after the date of this Agreement, prepare and file with CFIUS a declaration pursuant to 31 C.F.R. § 800.402, and in the event that (A) CFIUS requests that the Company and/or Parent submit a Joint Voluntary Notice, (B) CFIUS initiates a unilateral review of the Merger, or (C) if (1) CFIUS is not able to conclude action at the conclusion of the thirty (30)-day declaration assessment period described in 31 C.F.R. § 800.405 with respect to the Merger and (2) Parent and the Company mutually agree to file a Joint Voluntary Notice, then the parties shall promptly prepare and submit a Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(a) and use their respective reasonable best efforts to respond as promptly as practicable to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger. The parties agree that (x) they shall not submit a Joint Voluntary Notice to CFIUS other than in the circumstances described in Section 7.5(b)(iii)(A), (B) or (C) and (y) if CFIUS requests, or if the Company and Parent mutually agree that it is reasonably appropriate in connection with obtaining the CFIUS Clearance, that the parties withdraw and resubmit the Joint Voluntary Notice submitted to CFIUS pursuant to this Section 7.5(b)(iii)(A), (B) or (C), the Company and Parent shall cooperate in withdrawing and resubmitting such Joint Voluntary Notice. Subject to Section 7.5(f), Parent shall use its reasonable best efforts to cause its Affiliates to cooperate with the Company and Parent in taking the actions described in, and provide any information required for any of the filings or responses required by, this Section 7.5(b).

(c)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.5(a) and Section 7.5(b), (i) obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (if required) or in order to obtain the CFIUS Clearance (as applicable); (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information reasonably required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iv) promptly notify the other party of any written or substantive oral communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), CFIUS or any other U.S. or foreign Governmental Entity and of any written or substantive oral communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between such party and the FTC, the DOJ, CFIUS or its member agencies, or any other Governmental Entity with respect to the transactions contemplated by this Agreement (excluding personal identifier information and any internal documents submitted with any application or other filing made pursuant to the HSR Act or any other Antitrust Law, and with due regard for customary information exchange protocols); (v) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the DOJ, the FTC, CFIUS, or any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, and in any event when applicable within the timeframes set forth in the DPA as extended, if applicable; and (vi) consult with each other reasonably in advance, and consider in good faith the other party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ, CFIUS, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. No party shall independently participate in any meeting or communication with respect to the transactions contemplated by this Agreement with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 7.5(b) or this Section 7.5(c) without giving the other parties sufficient and reasonable prior notice of the meeting and, to the extent not prohibited by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication; provided, however, that the requirements of this provision shall not apply to any portion of a meeting or discussion between Parent or its Representatives, on the one hand, and any Governmental Entity, on the other hand, solely to the extent such a meeting or communication relates only to Parent confidential business information unrelated to the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act or other Antitrust Laws; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(d)    Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the Merger or any of the other transactions contemplated by this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Proceeding, and to avoid the entry of, effect the dissolution of, or have vacated, lifted, reversed, or overturned, any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests.

(e)    In furtherance and not in limitation of the foregoing, but subject to Section 7.5(f), each of Parent and Merger Sub, on the one hand and the Company, on the other hand, shall, and shall use its reasonable best efforts to cause its Affiliates and Subsidiaries to, take any and all steps necessary to (i) cause the expiration of the notice periods under the HSR Act or other Antitrust Laws (if required) with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement, (ii) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or in order to obtain the CFIUS Clearance and (iii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transactions contemplated by this Agreement, in each case, so as to enable the parties to close the contemplated transactions as expeditiously as practicable, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses (collectively “Assets”) of the Company or its Subsidiaries or any interest therein contemporaneously with or subsequent to the Closing, (B) otherwise taking or committing to take actions that would limit its or their freedom of action with respect to, or its or their ability to retain any Assets of, the Company or its Subsidiaries or any interest therein contemporaneously with or subsequent to the Closing, (C) providing assurances of continuing supply of products directly or indirectly to the United States Government, and (D) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its Subsidiaries contemporaneously with or subsequent to the Closing or (the matters described in this sentence, individually and collectively, “Remedy Actions”). Parent and the Company shall consult with each other with respect to all Remedy Actions. If Parent reasonably determines in good faith that doing so would be advisable, at the request of Parent, the Company shall take such Remedy Action as directed by Parent, provided that any such Remedy Action is conditioned upon the consummation of the Merger.

(f)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.5 shall (i) require any of Parent, any of its Affiliates or any direct or indirect equity holders of Parent (including the Guarantors) or their respective Affiliates or any investment funds advised or managed by one or more Affiliates of Parent (or any Guarantor) or any direct or indirect portfolio companies thereof to agree or commit to any imposition of any condition or restriction with respect to any such Person or their respective businesses, product lines or assets (other than, for the avoidance of doubt, the Company and its Subsidiaries) necessary to secure the requisite approvals, clearances, and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under any applicable Law or to obtain the approval, clearance, authorization or exemption of any Governmental Entity, or (ii) require, or be construed to require, Parent or its Affiliates or Subsidiaries to take, or propose or agree to take, any Remedy Actions (and the Company and its Subsidiaries shall not take, or agree to take, any Remedy Actions, without the prior written consent of Parent) (A) that, individually or in the aggregate with all other Remedy Actions, would, or would be reasonably expected to, have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (B) that would limit in any material respect Parent’s or any of its Affiliates’ freedom of action with respect to, or its ability after the Effective Time to retain control of, the assets, properties, licenses, rights, product lines, operations or business of the Surviving Corporation and its Subsidiaries (including by requiring Parent or any of its Affiliates (including any Guarantor) to enter into any proxy, voting trust, or other arrangements that vest rights of ownership or control in Persons who are independent of Parent or any of its Affiliates (including any Guarantor), but excluding, without limitation, any arrangements that might limit access of Parent and its Affiliates (including any Guarantor) to personally identifying information or protected health information provided by a Person of the Surviving Corporation or its Subsidiaries) (the matters described in clauses (A) and (B) above, a “Burdensome Condition”). Prior to any party being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to such Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Entity regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall be construed as requiring any Guarantor or Rollover Stockholder to provide, or cause to be provided or agree or commit to provide, (1) information where the sharing of such information as contemplated would be prohibited by Laws applicable to, or any Order applicable to or imposed upon, such Guarantor or Rollover Stockholder or one of its Affiliates (other than Parent and the Company and their respective Subsidiaries), (2) information of the nature set forth in Schedule 7.5(f), or (3) in the case of the GIC Investor, any non-public financial information with respect to GIC Private Limited or any of its Affiliates or any entity managed or advised by GIC Private Limited (other than of the type or to the extent GIC Private Limited and/or its Affiliates have previously provided to a Governmental Entity in previous applications under substantially similar standards of confidentiality), and no failure by Parent or Merger Sub to cause the provision of such information to a Governmental Entity shall be deemed a breach of any provision in this Agreement by Parent or Merger Sub; provided, however, that, in the event any such information is requested but not provided by such Guarantor, Rollover Stockholder, the GIC Investor, GIC Private Limited or the applicable Affiliate of any of the foregoing, Parent shall enter into good faith discussions with such Guarantor, Rollover Stockholder, the GIC Investor, GIC Private Limited or such Affiliate thereof (as applicable), the Company and the Governmental Entity to, and use its reasonable best efforts to, provide other information, within the constraints imposed on such Guarantor, Rollover Stockholder, the GIC Investor, GIC Private Limited or the applicable Affiliates of the foregoing by applicable Law, organizational documents, existing internal policies and past practices, that attempts in good faith to address the topic(s) of inquiry then being made by such Governmental Entity. Solely with respect to this Section 7.5(f), Affiliates of the GIC Investor include all Affiliates of the GIC Investor, including but not limited to GIC Private Limited, GIC Special Investments Pte. Ltd., GIC (Ventures) Pte. Ltd. and their respective subsidiaries.

(g)    Parent agrees that it shall not, directly or indirectly, (i) acquire or agree to acquire any assets or business or (ii) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) delay (x) the expiration or termination of any applicable waiting period or (y) the obtaining, or increasing the risk of not obtaining, any consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Entity entering an Order prohibiting the transactions contemplated by this Agreement, or (C) otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(h)    Any filing fees payable to any applicable Governmental Entity relating to any filings made under this Section 7.5 shall be borne by Parent or Merger Sub, as applicable.

7.6.    Access and Reports.

(a)    Subject to applicable Law, upon reasonable advance notice to the Company, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during the period commencing from the date of this Agreement and until the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may be reasonably requested, in each case for any reasonable business purpose; provided, however, that any such access shall be conducted at Parent’s expense, during normal business hours of the Company, to the extent required by the Company, under the supervision of appropriate personnel of the Company and its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries. All requests for information made pursuant to this Section 7.6 shall be directed to the executive officer or other Persons designated by the Company. No investigation pursuant to this Section 7.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b)    This Section 7.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that, in the reasonable, good faith judgment (after consultation with counsel) of the Company, is likely to result in any violation of any Law, cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information, result in a breach of an agreement to which the Company or any of its Subsidiaries is a party as of the date hereof (or to which the Company or any of its Subsidiaries becomes a party after the date hereof in the ordinary course of business and which are not related to any Acquisition Proposal) or result in the disclosure of trade secrets or competitively sensitive information to third parties (other than Parent and its Representatives); provided that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (i) would not (in the good faith belief of the Company (after consultation with counsel)) be likely to result in the violation of any such Law, be likely to cause such privilege to be undermined with respect to such information or be likely to result in such breach or disclosure, or (ii) could reasonably (in the good faith belief of the Company (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements.

(c)    The information provided pursuant to this Section 7.6 shall be governed by the terms and conditions of the Confidentiality Agreement(s).

7.7.    Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and shall use reasonable best efforts to take all actions required, proper or advisable to cause the shares of Common Stock of the Company to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.8.    Publicity. The initial press release regarding this Agreement, the Merger and the transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub shall, and the Company shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such party may reasonably conclude may be required by applicable Law or by the rules and regulations of the NASDAQ; provided, further, however, that the restrictions set forth in this Section 7.8 will not apply to (a) any release or public statement made or proposed to be made by any party in connection with an Acquisition Proposal or made or proposed to be made relating to a Company Adverse Recommendation Change in accordance with this Agreement, (b) any release or public statement that does not contain information related to Parent or its Affiliates, or the Guarantors, this Agreement or the transactions contemplated by this Agreement that has not been previously publicly disclosed in a press release or filing with the SEC that was not made in violation of this Agreement, (c) any release or public statement made in the ordinary course of business and that does not expressly relate to Parent or its Affiliates, or the Guarantors, this Agreement or the transactions contemplated by this Agreement or (d) any release or public statement in connection with any dispute between the parties hereto regarding this Agreement, the Merger, or the transactions contemplated by this Agreement. The Company shall not make any communications to employees with respect to the Merger and the other transactions contemplated by this Agreement containing information that has not been previously publicly disclosed in a press release or filing with the SEC. Without limiting the foregoing, the Company will consult with Parent and provide Parent with a reasonable opportunity to comment before publishing any other press release or public announcement.

7.9.    Employee Benefits.

(a)    Employees. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation on or after the Effective Time (“Affected Employees”) will be provided with (i) with respect to each Affected Employee, except as otherwise agreed between an Affected Employee and Parent or its Affiliates, base salary, and annual cash bonus opportunities (but excluding long-term incentive opportunities and equity-based arrangements, which incentives Parent agrees to consider when implementing incentive compensation arrangements post-Closing) which are no less than the base salary and annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, and (ii) with respect to each Affected Employees as a group, other employee benefits and perquisites that are substantially comparable in the aggregate to those benefits (excluding long term incentives and equity based incentives (which incentives Parent agrees to consider when implementing incentive compensation arrangements post-Closing), defined benefit pension plans and post-employment welfare benefits) provided by the Company and its Subsidiaries under a Company Plan to such Affected Employees immediately prior to the Effective Time.

(b)    Plans. Parent shall cause any employee benefit plans (other than any equity based plans or arrangements and deferred compensation plans or arrangements) which the Affected Employees are entitled to participate in after the Effective Time, including any severance plans set forth on Section 5.8(a) of the Company Disclosure Letter, to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). To the extent any health benefit plan replaces a Company Plan that is a health benefit plan in the plan year in which the Effective Time occurs, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Company Plan prior to the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of the replaced Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs.

(c)    Effect of Agreement. Nothing contained in this Section 7.9 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) shall create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation, any of its Subsidiaries, or any of their respective Affiliates or (iv) shall limit the right of Parent (or its Subsidiaries) to terminate, in accordance with applicable Law, the employment or service of any employee or other service-provider following the Effective Time.

7.10.    Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

7.11.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Corporation will jointly and severally (and Parent will cause the Surviving Corporation to) (i) indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable Law and the Company’s Organizational Documents and in a manner consistent with the terms and conditions on which indemnification is provided for as of the date hereof, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties” and each, an “Indemnified Party”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, penalties, costs and amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened investigation, audit, inquiry or Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Person at the request of the Company or its Subsidiaries at or prior to the Effective Time (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), whether asserted or claimed prior to, at or after the Effective Time (a “Claim”), including, for the avoidance of doubt, in connection with (A) the Merger and the other transactions contemplated by this Agreement and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification, and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and its Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Organizational Documents and the Organizational Documents of its Subsidiaries as in effect on the date of this Agreement or in any Contract in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.11.

(b)    Prior to the Effective Time, the Company shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing directors’ and officers’ insurance policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company be required to expend an aggregate premium in excess of 300% of the annual premium currently paid by the Company for the Company’s existing directors’ and officers’ insurance policies. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall cause the Surviving

Corporation to continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    If the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(d)    The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable after the Effective Time by, each of the Indemnified Parties, their heirs and their respective Representatives, who are third party beneficiaries of this Section 7.11 as of the Closing. Notwithstanding any other provision of this Agreement to the contrary, this Section 7.11 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation.

(e)    The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

7.12.    State Takeover Statutes. If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effects of Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

7.13.    Conversion of Bridge Loans. At least ten (10) Business Days prior to the Closing, Parent shall notify the Company of whether (a) Winsor Capital Limited (the “Winsor Capital”) has elected to convert all, but not less than all, unpaid principal amount together with the unpaid and accrued interest payable under all tranches of the outstanding Winsor Capital Bridge Loan into shares of Common Stock in accordance with Section 4 of the Winsor Capital Bridge Loan Agreement, and (b) Yunfeng Capital Limited (“YF Capital”) has elected to convert all, but not less than all, unpaid principal amount together with the unpaid and accrued interest payable under the outstanding YF Capital Bridge Loan into shares of Common Stock in accordance with Section 4 of the promissory note attached as Annex A to the YF Capital Bridge Loan Agreement. Following receipt of such notice, the Company agrees to take such steps as reasonably requested by Parent to cause such amounts to be converted into shares of Common Stock, which conversion shall be effective immediately prior to the Effective Time. If Winsor Capital and/or YF Capital has not so elected to convert all unpaid principal amount together with the unpaid and accrued interest payable under all tranches of its applicable outstanding Bridge Loan into shares of Common Stock in accordance with the terms of, respectively, the Winsor Capital Bridge Loan Agreement or the YF Capital Bridge Loan Agreement, the Company shall pay all amounts outstanding under the applicable Bridge Loan Agreement as and when such amounts are due under the terms of such Bridge Loan Agreement.

7.14.    Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, which failure would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

7.15.    Section 16 Matters. Prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall take all such steps as may be required and permitted to cause dispositions of equity securities of the Company (including derivative securities) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16.    Parent Vote. Parent shall vote (or consent, by written action in lieu of a meeting, with respect to) all shares of common stock of Merger Sub in favor of the adoption of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 8.1(a) which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a)    Company Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Organizational Documents of the Company (the “Company Stockholder Approval”).

(b)    CFIUS Clearance. The CFIUS Clearance shall have been obtained and shall not have required a Burdensome Condition.

(c)    No Injunction. No Order (whether temporary, preliminary or permanent) or Proceeding by any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and be continuing in effect. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger and shall continue to be in effect.

8.2.    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.2(a), clause (iii) of the first sentence of Section 5.2(c) (Capital Structure), and Section 5.3(c) (Opinion of Financial Advisor) of this Agreement shall, in all but de minimis respects (for purposes of Section 5.2 only, meaning any inaccuracies that would result in no more than a de minimis increase in the sum of the aggregate amount of the Per Share Merger Consideration and the aggregate amount to be paid in respect of Company Stock Options, Company RSUs and Company PSUs pursuant to Section 4.3), be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in Section 5.2(b) (Capital Structure) (solely with respect to the Company), Section 5.3(a) (Corporate Authority), Section 5.18 (Takeover Law; Absence of Rights Agreement) and Section 5.21 (Brokers and Finders) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (iii) the representations and warranties of the Company contained in Section 5.6(c) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement on or prior to the Closing Date.

(c)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Company Closing Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an officer of the Company certifying for and on behalf of the Company that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect .

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by Parent and Merger Sub, as applicable, under this Agreement on or prior to the Closing Date.

(c)    Parent Closing Certificate. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an officer of Parent certifying for and on behalf of Parent that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4.    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.2 or Section 8.3 as the case may be, to be satisfied to excuse such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 7.5.

ARTICLE IX

TERMINATION

9.1.    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, by mutual written consent of the Company (upon the recommendation of the Special Committee) and Parent.

9.2.    Termination by Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company (upon the recommendation of the Special Committee) if:

(a)    the Merger shall not have been consummated by March 10, 2021, whether such date is before or after the Company Stockholder Approval is obtained (such date, as it may be extended in accordance with the following proviso, the “Termination Date”); provided, however, that if the conditions to the Closing set forth in Section 8.1(b) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date may be extended by either Parent or the Company (upon the recommendation of the Special Committee) (provided that such party has complied in all material respects with its obligations under Section 7.5) no more than one (1) time, for a period of two (2) months); provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or results in the failure of the Merger to be consummated by such time;

(b)    the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof;

(c)    any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Stockholder Approval is obtained), provided that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or results in such Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; or

(d)    following a Final CFIUS Turndown; provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or results in such Final CFIUS Turndown.

9.3.    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company (upon the recommendation of the Special Committee):

(a)    at any time prior to the time the Company Stockholder Approval is obtained, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company and its Representatives have complied in all material respects with the requirements of Section 7.2(f) and (ii) the Company immediately prior to, or concurrent with, such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 9.5(b)(iii) so long as Parent has provided the Company with wire instructions for such payment;

(b)    at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (ii) the date that is two (2) Business Days prior to the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be capable of being satisfied; or

(c)    at any time prior to the Effective Time, if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2; provided that the Company shall have previously given to Parent three (3) days’ written notice of its intention to terminate this Agreement pursuant to this Section 9.3(c), which notice shall not be effective unless such notice (i) irrevocably confirms that all conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) or that the Company is willing to waive all unsatisfied conditions in Section 8.3 and it stands ready, willing and able to consummate the Closing and (ii) is given no earlier than the date the Closing should have occurred pursuant to Section 1.2.

9.4.    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)    at any time prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof (including the Special Committee) shall have made a Company Adverse Recommendation Change; or

(b)    at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (ii) the date that is two (2) Business Days prior to the Termination Date; provided, however, that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be capable of being satisfied.

9.5.    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall terminate and become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, the provisions set forth in this Section 9.5, Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 and the Confidentiality Agreement(s) shall survive the termination of this Agreement.

(b)    In the event that this Agreement is terminated:

(i)    (A) (x) by either Parent or the Company pursuant to Section 9.2(a) (the Section relating to the Termination Date), (y) by either Parent or the Company pursuant to Section 9.2(b) (the Section relating to the failure to obtain the Company Stockholder Approval) or (z) by Parent pursuant to Section 9.4(b) (the Section relating to breaches of the Company’s representations, warranties, covenants and agreements), (B) (x) in the event of a termination pursuant to Section 9.2(b), any Person shall have announced, commenced, publicly disclosed, made or made known to the Company an Acquisition Proposal, and not withdrawn such Acquisition Proposal, prior to the Company Stockholders Meeting, or (y) in the event of a termination pursuant to Section 9.2(a) or Section 9.4(b), any Person shall have announced, commenced, publicly disclosed, made or made known to the Company an Acquisition Proposal, and not withdrawn such Acquisition Proposal, prior to such termination and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (provided that for purposes of this clause (C) the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)    by Parent pursuant to Section 9.4(a) (the Section relating to a Company Adverse Recommendation Change); or

(iii)    by the Company pursuant to Section 9.3(a) (the Section relating to termination to enter into an Alternative Acquisition Agreement),

the Company shall (1) in the case of clause (i) above, upon the earlier of entering into such definitive agreement with respect to such Acquisition Proposal or consummation of the transactions contemplated by such Acquisition Proposal, (2) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination and (3) in the case of clause (iii) above, immediately prior to, or concurrent with, such termination, pay Parent or any Person designated by Parent the Termination Fee (as defined below) by wire transfer of immediately available funds so long as Parent has provided the Company with wire instructions for such payment (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion).

(c)    In the event this Agreement is (i) terminated by the Company pursuant to Section 9.3(b) or Section 9.3(c), or (ii) terminated by Parent or the Company pursuant to Section 9.2(a) (and at the time of such termination, the Company could have terminated this Agreement pursuant to Section 9.3(b) or Section 9.3(c)), Parent shall pay, or cause to be paid, to the Company or any Person designated by the Company an amount equal to $24,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion).

(d)    Each of the parties hereto acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. Each of the parties hereto acknowledges that each of the Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to promptly pay the Termination Fee when due pursuant to this Section 9.5 or Parent fails to promptly pay the Parent Termination Fee when due pursuant to this Section 9.5, and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Proceeding which results in a judgment against the Company or Parent for the payment set forth in this Section 9.5, or any portion thereof, the Company shall pay Parent, or Parent shall pay the Company, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(e)    Notwithstanding anything to the contrary in this Agreement, the Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 9.5(d) shall, subject to Section 10.6, be the sole and exclusive monetary remedy of Parent, Merger Sub and the other Parent Related Parties against (i) the Company, its Subsidiaries and their respective Affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Persons listed in clause (i) (the Persons in clauses (i) and (ii) collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated (whether willfully, intentionally, unintentionally or otherwise) or for a breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representation made or alleged to have been made in connection herewith or therewith. For the avoidance of doubt, without limitation to Parent’s remedies pursuant to Section 10.6, (A) none of the Company Related Parties shall have any liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, other than the payment of the Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 9.5(d) and (B) under no circumstances will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person (including Parent, Merger Sub, any Rollover Stockholder, or any Guarantor) be entitled to seek or obtain, any monetary damage, recovery or award (whether consequential, special, indirect, punitive or otherwise) against any of the Company Related Parties for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger or any claims or Proceedings under applicable Law arising out of any such breach, termination or failure, in each case, whether willfully, intentionally, unintentionally or otherwise, other than from the Company to the extent provided in Section 9.5(b) or Section 9.5(d). This Section 9.5(e) was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each of the Company Related Parties.

(f)    Notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 9.5(d) shall, subject to Section 10.6, be the sole and exclusive monetary remedy of the Company or any of the Company Related Parties against (i) Parent, Merger Sub, the Rollover Stockholders, the Guarantors, or any of their respective Affiliates or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Persons listed in clause (i) (the Persons in clauses (i) and (ii) collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated (whether willfully, intentionally, unintentionally or otherwise) or for a breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representation made or alleged to have been made in connection herewith or therewith. For the avoidance of doubt, without limitation to the Company’s remedies pursuant to Section 10.6, (A) none of the Parent Related Parties shall have any liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, other than the payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 9.5(d) and (B) under no circumstances will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person (including the Company and its Subsidiaries) be entitled to seek or obtain, any monetary damage, recovery or award (whether consequential, special, indirect, punitive or otherwise) against the Parent Related Parties for, or with respect to, this Agreement, the Support Agreements, the Equity Commitment Letters, the Limited Guarantees or the transactions contemplated hereby and thereby (including any breach by Parent, Merger Sub, any Rollover Stockholder, or any Guarantor), the termination of this Agreement, the failure to consummate the Merger or any claims or Proceedings under applicable Law arising out of any such breach, termination or failure, in each case, whether willfully, intentionally, unintentionally or otherwise, other than from Parent to the extent provided in Section 9.5(c) or Section 9.5(d), or each Guarantor’s obligations under its Limited Guarantee. This Section 9.5(f) was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each Parent Related Parties.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.    Survival. None of the representations or warranties in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

10.2.    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. No failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.3.    Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

10.4.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by email, pdf, facsimile or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by email, pdf, facsimile or other readable electronic format) to the other parties hereto, and all such counterparts shall together constitute one and the same agreement.

10.5.    Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any legal proceeding relating to this Agreement or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.7 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.5 will affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any legal proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such legal proceeding in the Chosen Courts or that such legal proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any legal proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTEES, THE FINANCING DOCUMENTS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6.    Specific Performance.

(a)    The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, prior to any valid termination of this Agreement in accordance with Article IX, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 10.5(b)), (ii) each of the parties hereto agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent and Merger Sub or the Company from, in the alternative, seeking to terminate the Agreement and collect the Termination Fee pursuant to Section 9.5(b) and expenses under Section 9.5(d), by Parent and Merger Sub on the one hand, or the Parent Termination Fee pursuant to Section 9.5(c) and expenses under Section 9.5(d), by the Company on the other hand, (iii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iv) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance in accordance with this Section 10.6 and the payment of the amounts set forth in Section 9.5, under no circumstances shall the parties hereto be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and the payment of such amounts, on the other hand, and (y) upon the payment of such amounts, the remedy of specific performance or equitable relief shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Related Parties or, if such party is the Company, any other member of the Company Related Parties.

(b)    Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to causing Parent to cause the Financing to be funded and enforce Parent’s and Merger Sub’s obligation to consummate the Merger in accordance with Article I but only in the event that each of the following conditions has been satisfied and on the terms and subject to the conditions in this Agreement: (i) all conditions in Section 8.1 and Section 8.2 (other than those conditions that, by their terms, cannot be satisfied until the Closing but which are fully capable of being satisfied and will be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 8.3 and (B) if specific performance is granted and the Financing is funded, then the Company will proceed with the Closing.

(c)    If any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof, the Termination Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such Proceeding.

10.7.    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or by overnight courier:

If to Parent or Merger Sub:

CBMG Holdings

Room 3501, 35th floor, K. Wah Centre, No. 1010,

Middle Huaihai Rd,

Shanghai 200031, China

Attention: Xin Huang

Fax:          (+86) 21 -31271750

E-mail:     huangxin@yfc.cn

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

31/F AIA Central

1 Connaught Road Central, Hong Kong

Attention: Nima Amini, Esq.

Fax:          +852 2522 1760

Email:      namini@omm.com

If to the Company:

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, Maryland 20877

Attention: Special Committee Chair

Fax:          +1 347 679 8203

E-mail:     ckalanau@yahoo.com

with	a copy (which shall not constitute notice) to:

White & Case LLP

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong SAR

Attention: William Fong, Esq.

Fax:          + 852 2845 9070

E-mail:     william.fong@whitecase.com

and

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

United States

Attention: Morton A. Pierce, Esq.

                  Chang-Do Gong, Esq.

Fax:          +1 212 354 8113

E-mail:     morton.pierce@whitecase.com

                 cgong@whitecase.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, (c) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by email), (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier or (e) upon written confirmation of receipt, if sent by email (provided that if given by email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by facsimile).

10.8.    Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Financing Documents, the Limited Guarantees, the Company Disclosure Letter and the Confidentiality Agreement(s) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.9.    No Third Party Beneficiaries. Except (a) with respect to the Indemnified Parties and only after the Effective Time, as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the rights of the Parent Related Parties and Company Related Parties set forth in Section 9.5(e) and Section 9.5(f), and (c) with respect to stockholders, holders of Company Stock Options, Company RSUs and Company PSUs and only after the Effective Time, to receive such amounts as provided for in Article IV, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10.10.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.11.    Definitions. Each of the terms set forth in Annex A is defined as set forth therein or as in the Section or Subsection of this Agreement corresponding to such term.

10.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13.    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of or Annex or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “ordinary course of business” refer to the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the current pandemic, epidemic or disease outbreak to the extent reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and other Governmental Entities). All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any Contract (including this Agreement) or Law, such references are to, except as context may otherwise require, the Contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an Contract, to the extent permitted by the terms thereof); and to any Section of any Law including any successor to the Section and, in the case of any statute, any rules or regulations promulgated thereunder; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All references to “dollars” or “$” in this Agreement are to U.S. dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The terms “or”, “any” and “either” are not exclusive.

(b)    The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    The mere inclusion of any item in any Section or Subsection of the Company Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any Section or Subsection of the Company Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the Sections or Subsections of the Company Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the Sections or Subsections as set forth in this Agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

10.14.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto (in the case of the Company, acting through the Special Committee); provided, however, that Merger Sub shall be permitted to assign its rights and obligations under this Agreement to any Subsidiary of Parent; provided, further, that no assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Cellular Biomedicine Group, Inc.

By	/s/ Andrew Chan
Name:	Andrew Chan
Title:	Chief Legal Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CBMG Holdings

By	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CBMG Merger Sub Inc.

By	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“2009 Plan” means the Company’s 2009 Stock Option Plan.

“2011 Plan” means the Company’s 2011 Incentive Stock Option Plan, as amended.

“2013 Plan” means the Company’s 2013 Stock Incentive Plan.

“2014 Plan” means the Company’s 2014 Equity Incentive Plan, as amended.

“2019 Plan” means the Company’s 2019 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Acquisition Proposals; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) twenty percent (20%) or more (based on the fair market value, as determined in good faith by the Special Committee) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) shares of Common Stock or other equity securities of the Company, which together with any other shares of Common Stock or other equity securities of the Company beneficially owned by such Person or group, would equal twenty percent (20%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than, in each case, the transactions contemplated by this Agreement.

Annex-1

“Affected Employees” has the meaning set forth in Section 7.9(a).

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Agreement, “control” (as used in Rule 405 promulgated under the Securities Act) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “controlling” shall be construed accordingly. Except for purposes of Section 5.3(c), Section 6.11, Section 6.12, Section 6.14 and the definition of “Public Stockholders,” in no event shall a portfolio company (other than Parent or Merger Sub) or investment fund, in either case, affiliated with Parent be considered to be an Affiliate of Parent or Merger Sub or their respective Subsidiaries (including the Company and its Subsidiaries following the Closing).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.2(b)(iv).

“Anti-Corruption Laws” means any Law of any jurisdiction in which the Company or any of its Subsidiaries performs business, or of the United States, or of the United Kingdom, including the Criminal Law of China, the PRC Anti-Unfair Competition Law, the Provisional Regulations on Anti-Commercial Bribery, the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Money Laundering Laws” means all applicable anti-money laundering Laws of all jurisdictions in which the Company or any of its Subsidiaries conducts its business (including all anti-money laundering Laws of the PRC, Hong Kong and the U.S.).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the requirements of antitrust or other competition Laws of jurisdictions other than the United States.

“Applicable Date” has the meaning set forth in Section 5.5(a).

“Assets” has the meaning set forth in Section 7.5(e).

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, to general equity principles (whether considered in a proceeding in equity or at law).

“Book-Entry Share” has the meaning set forth in Section 4.1(a).

“Bridge Loans” means the loan extended to the Company under the Bridge Loan Agreements.

Annex-2

“Bridge Loan Agreements” means that the Winsor Capital Bridge Loan Agreement and the YF Capital Bridge Loan Agreement.

“Burdensome Condition” has the meaning set forth in Section 7.5(f).

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York, Hong Kong or Beijing.

“Capitalization Date” has the meaning set forth in Section 5.2(a).

“Certificate” has the meaning set forth in Section 4.1(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Entity acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the transactions contemplated by this Agreement.

“CFIUS Clearance” means: (a) the parties shall have received written notice from CFIUS stating that (i) CFIUS has concluded that the transactions contemplated by this Agreement are not subject to the DPA or (ii) CFIUS has concluded all actions under Section 721 of the DPA with respect to the transactions contemplated by this Agreement and CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement, either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement, or (ii) the President shall have taken no action within 15 days after receiving the report from CFIUS; or (c) on the basis of a CFIUS declaration, the parties shall have received written notification from CFIUS to the effect that (i) CFIUS has concluded all actions under the DPA with respect to the transactions contemplated by this Agreement and determined there are no unresolved national security concerns regarding the same, or (ii) CFIUS is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement, but CFIUS has not requested that the parties submit a Joint Voluntary Notice in connection with the transactions contemplated by this Agreement, and has not initiated a unilateral CFIUS review of the transactions contemplated by this Agreement (unless, at such time, Parent and the Company mutually agree to file a Joint Voluntary Notice as contemplated under Section 7.5(b)(iii)(C), in which case clauses (a) and (b) of this definition shall apply).

“CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company in writing that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA.

“Chosen Courts” has the meaning set forth in Section 10.5(b).

“Claim” has the meaning set forth in Section 7.11(a).

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“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 4.2(g).

“Collective Bargaining Agreement” has the meaning set forth in Section 5.12(a).

“Common Stock” has the meaning set forth in Section 5.2(a).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.2(e).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.3(b).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and the Company PSUs and any other awards granted under any Incentive Plan.

“Company Financial Statements” has the meaning set forth in Section 5.5(d).

“Company Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance that, individually or in the aggregate with all other developments, facts, events, changes, effects, occurrences or circumstances, would or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Merger or (b) the business, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), except to the extent such material adverse effect under this clause (b) results from (either alone or in combination): (i) any changes in economic conditions in the United States or the PRC generally or economic conditions in countries in which the Company and its Subsidiaries conduct significant operations, (ii) any changes in conditions generally affecting the industries or markets in which the Company or any of its Subsidiaries operate, including the cell therapy industry, (iii) regulatory, social or political conditions or securities, financial, credit or other capital markets conditions, (iv) any failure, in and of itself, by the Company to meet any internal or published projections, budgets, plans or forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (v) the execution, delivery or performance of this Agreement or effects related to the public announcement or pendency of the Merger or any of the other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its Subsidiaries, and including the identities of Parent, Merger Sub, the Guarantors, and the Rollover Stockholders (provided that the exceptions in this clause (v) shall not apply to any representation or warranty contained in Section 5.4 to the extent that it purports to address the consequences resulting

Annex-4

from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement) or Section 8.2(a) to the extent that it relates to any representation or warranty contained in Section 5.4), (vi) any change or prospective change in applicable Law or GAAP (or enforcement or authoritative interpretations thereof), (vii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, other natural disaster, act of God, any epidemic, pandemic, or disease outbreak (including the COVID-19 virus), the outbreak or escalation of war, military actions or any act of sabotage or terrorism in the United States or in any country in which the Company and its Subsidiaries has significant operations, (viii) any change in the price or trading volume of the Common Stock or the credit rating of the Company in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (ix) any action taken by the Company or its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if (A) that action is prohibited by this Agreement, (B) Parent has withheld or refused its consent in writing with respect to such action or (C) the action was not taken with Parent’s written request or (x) any Proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, including the Merger, except, in each case of clauses (i), (ii), (iii), (vi) and (vii) to the extent such change or conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry in which the Company and any of its Subsidiaries operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 5.17(a).

“Company Owned IP” means all Intellectual Property owned or purported by the Company and its Subsidiaries to be owned by the Company or any of its Subsidiaries.

“Company Pension Plan” has the meaning set forth in Section 5.8(c).

“Company Plans” has the meaning set forth in Section 5.8(a).

“Company PSUs” means the restricted stock unit awards granted under the Incentive Plans and subject to performance-based vesting conditions. For the avoidance of doubt, the Company PSUs do not include any Company RSU for purposes of this Agreement.

“Company Related Parties” has the meaning set forth in Section 9.5(e).

“Company Requisite Vote” has the meaning set forth in Section 5.3(a).

“Company Restricted Stock” means the shares of restricted stock granted under the Incentive Plans.

“Company RSUs” means the restricted stock unit awards granted under the Incentive Plans and subject to time-based vesting schedules. For the avoidance of doubt, the Company RSUs do not include any Company PSU for purposes of this Agreement.

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“Company SEC Reports” has the meaning set forth in Section 5.5(a).

“Company Stock Options” means the options granted under the Incentive Plans.

“Company Stockholder Approval” has the meaning set forth in Section 8.1(a).

“Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and data and information contained therein or transmitted thereby, including any outsourced systems and processes and any related services and documentation, and other similar or related items of automated, computerized or software systems, that are owned, used, held for use, or relied on by the Company or any of its Subsidiaries.

“Confidentiality Agreement(s)” means, collectively, (a) the Confidentiality Agreements dated March 12, 2020 entered into by and among (i) the Company and the Special Committee, on one hand, and (ii) on the other hand, each of (A) TF Capital Ranok Ltd., (B) Dangdai International Group Co., Limited, (C) Mission Right Limited, (D) Wealth Map Holdings Limited, (E) Earls Mill Limited, (F) OPEA SRL, (G) Bizuo (Tony) Liu, (H) Li (Helen) Zhang, (I) Yihong Yao, (J) Chengxiang (Chase) Dai, (K) Viktor Pan and (L) Zheng Zhou, respectively, (b) the Confidentiality Agreement dated April 20, 2020 entered into by and among the Company, the Special Committee and Velvet Investment Pte. Ltd. and (c) the Confidentiality Agreement dated July 3, 2020 entered into by and among the Company, the Special Committee and Yunfeng Fund III, L.P.

“Consortium Agreement” means the Amended and Restated Consortium Agreement, dated as of June 24, 2020, as may be further amended from time to time, by and among Yunfeng Fund III, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands, TF Capital Ranok Ltd., an exempted company organized and existing under the Laws of the British Virgin Islands, Velvet Investment Pte. Ltd., a company organized and existing under the Laws of Singapore, Casdin Partners Master Fund, L.P., an exempted limited partnership established under the Laws of the Cayman Islands, Dangdai International Group Co., Limited, a private company limited by shares organized and existing under the Laws of Hong Kong, Mission Right Limited, a company organized and existing under the Laws of the British Virgin Islands, Wealth Map Holdings Limited, a company organized and existing under the Laws of the British Virgin Islands, Earls Mill Limited, a company organized and existing under the Laws of the British Virgin Islands, OPEA SRL, a company organized and existing under the laws of Italy, Bizuo (Tony) Liu, a citizen of the United States of America, Li (Helen) Zhang, a citizen of the United States of America, Yihong Yao, a citizen of the United States of America, Chengxiang (Chase) Dai, a citizen of the PRC, Viktor Pan, a citizen of Austria, and Zheng Zhou, a citizen of Hong Kong.

“Consortium Members” means, collectively, the Consortium Rollover Stockholders and the Guarantors, and “Consortium Member” means any one of them.

“Consortium Rollover Shares” shares of Common Stock held by the Consortium Rollover Stockholders (including shares of Common Stock that a Consortium Rollover Stockholder may acquire upon the exercise of any Company Stock Options or vesting of any Company RSUs or Company PSUs) set forth in the column titled “Rollover Shares” opposite each Consortium Rollover Stockholder’s name on Schedule A of the Consortium Support Agreement, but excluding any shares set forth under the column titled “Non-Rollover Shares.”

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“Consortium Rollover Stockholders” means Bizuo (Tony) Liu, Yihong Yao, Viktor Pan, Zheng Zhou, Li (Helen) Zhang, Chengxiang (Chase) Dai, Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited, a company organized and existing under the Laws of the Cayman Islands and Full Moon Resources Limited, a company organized and existing under the Laws of the British Virgin Islands.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation.

“Converted Shares” has the meaning set forth in Section 4.1(a).

“Costs” has the meaning set forth in Section 7.11(a).

“Cut Off Time” has the meaning set forth in Section 7.2(b).

“D&O Insurance” has the meaning set forth in Section 7.11(b).

“Data Security Requirements” has the meaning set forth in Section 5.14(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 4.1(a).

“Dissenting Stockholders” has the meaning set forth in Section 4.1(a).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any Law concerning worker health and safety to the extent relating to exposure to Hazardous Materials, pollution, or the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any Hazardous Materials.

“Equity Commitment Letters” has the meaning set forth in Section 6.5.

“Equity Interests” has the meaning set forth in Section 5.2(b).

“ERISA” has the meaning set forth in Section 5.8(a).

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means Securities Exchange Act of 1934.

Annex-7

“Exchange Fund” has the meaning set forth in Section 4.2(a).

“Exchange Ratio” has the meaning set forth in Section 4.3(b).

“Excluded Party” means any Person or group of Persons (or group that includes any such Person or group of Persons) from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than two (2) Business Days after the No-Shop Period Start Date).

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“Final CFIUS Turndown” shall be deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA; or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that the CFIUS Clearance is unlikely to be obtained on terms that do not give rise to a Burdensome Condition and provides the Company with written notice of such determination.

“Financial Advisor” has the meaning set forth in Section 5.3(c).

“Financing” has the meaning set forth in Section 6.5.

“Financing Documents” means, collectively, the Support Agreements and the Equity Commitment Letters.

“GAAP” means generally accepted accounting principles in the United States.

“GIC Investor” means Velvet Investment Pte. Ltd., a company organized and existing under the Laws of Singapore.

“Go-Shop Period” has the meaning set forth in Section 7.2(a).

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition.

“Governmental Entity” has the meaning set forth in Section 5.4(a).

“Guarantors” means (i) Yunfeng Fund III, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands, (ii) TF Capital Fund III L.P., an exempted limited partnership established under the Laws of the Cayman Islands, (iii) the GIC Investor, and (iv) Bizuo (Tony) Liu, and “Guarantor” means any one of the Guarantors.

“Hazardous Materials” has the meaning set forth in Section 5.10(d).

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“Health Care Laws” means all applicable health care Laws relating to, as applicable, the safety, efficacy, approval, development, testing, labeling, manufacture, storage, marketing, promotion, sale, commercialization, import, export or distribution of pharmaceutical or biological products applicable to the operation of the business of the Company and its Subsidiaries as currently conducted.

“Health Care Permits” means all permits, approvals, clearances, authorizations, licenses, registrations, certificates, concessions, variances, permissions and exemptions granted by the NMPA or any other Governmental Entity to the Company or any of its Subsidiaries (including, but not limited to clinical trial approvals, human genetic resources approvals or filings, marketing authorizations, drug manufacturing licenses, drug trading licenses, pricing approvals, and advertising permits or their foreign equivalent).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plans” means, collectively, (a) the 2009 Plan, (b) the 2011 Plan, (c) the 2013 Plan, (d) the 2014 Plan and (e) the 2019 Plan.

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (d) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) and (e) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, corporate names, company names, business names, trade styles, logos, slogans, brand names, product names, trade dress, rights in get-up and all other source or business identifiers, social media accounts and identifiers, Internet domain names, and all applications and registrations and renewals for, goodwill associated with and symbolized by, any of the foregoing, (b) proprietary rights in inventions, patent disclosures, patent applications and patents, supplementary protection certificates, and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (c) Trade Secrets, (d) design rights, rights in works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) proprietary rights in software, data, databases, and related documentation, (f) rights of publicity, (g) database rights and rights in data, and (h) all other intellectual property, industrial property, and proprietary rights, in each case of (a) to (h), in any part of the world and whether registered, unregistered, patented, unpatented or the subject of an application for registration or a patent application.

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“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among Parent, Merger Sub, and the other parties appearing on the signature pages thereto under the heading “Investors” or who join such agreement as an “Investor” under circumstances contemplated by and in accordance with the terms thereof.

“International Plan” means any Company Plan, including any material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits and post-employment or retirement benefits, in each case which is subject to the applicable Laws of a jurisdiction outside of the United States (a) primarily for the benefit of any employee, director, consultant, or other individual service provider of the Company or any of its Subsidiaries who reside or are working or otherwise providing services outside of the United States (whether current, former or retired) or any of their beneficiaries or (b) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have, any liability or obligation.

“Intervening Event” means, with respect to the Company, any material development, fact, event, change, effect, occurrence or circumstance occurring after the date hereof that was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Special Committee as of or prior to execution of this Agreement, that becomes known to the Special Committee after execution of this Agreement and prior to the Company Stockholder Approval; provided that in no event shall any of the following constitute or be deemed to be an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or (b) changes in the stock price of the shares of Common Stock (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

“IRS” means the Internal Revenue Service.

“Joint Voluntary Notice” means a joint voluntary notice filed with CFIUS in accordance with the DPA.

“Knowledge” means, (A) in the case of the Company, the actual knowledge, following reasonable inquiry of direct reports, of the individuals listed on Section 10.11(a) of the Company Disclosure Letter, and (B) in the case of Parent, the actual knowledge, following reasonable inquiry of direct reports, of any of the officers or directors of Parent or Merger Sub.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Leased Real Property” has the meaning set forth in Section 5.16(a).

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“Leases” has the meaning set forth in Section 5.16(a).

“Lien” means any lien, license, covenant not to sue, option, right of first refusal, negotiation or offer, charge, pledge, security interest, claim or other encumbrance.

“Limited Guarantee” or “Limited Guarantees” has the meaning set forth in the Recitals to this Agreement.

“Material Company IP” means all (i) Company Owned IP, (ii) Intellectual Property exclusively licensed to the Company or its Subsidiaries, and (iii) other Intellectual Property used by the Company or any of its Subsidiaries, in each case, that is material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“NASDAQ” means the Nasdaq Global Select Market.

“NMPA” means the National Medical Products Administration of the PRC (formerly, the China Food and Drug Administration), which is the agency for regulating drugs and medical devices in the PRC.

“No-Shop Period Start Date” has the meaning set forth in Section 7.2(b).

“Novartis Investor” means Novartis Pharma AG, a company (Aktiengesellschaft) organized under the laws of Switzerland.

“Novartis Rollover Shares” shares of Common Stock held by the Novartis Investor as set forth in Schedule A of the Novartis Support Agreement.

“Novartis Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity or arbitrator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Other Approvals” has the meaning set forth in Section 5.4(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

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“Parent Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance that prevents, materially delays or has a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Parties” has the meaning set forth in Section 9.5(f).

“Parent Termination Fee” has the meaning set forth in Section 9.5(c).

“Paying Agent” has the meaning set forth in Section 4.2(a).

“PBGC” has the meaning set forth in Section 5.8(c).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Permit” means any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (b) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or for taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP or other applicable accounting standard, (c) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (d) with respect to real property, (i) easements, rights of way, covenants, conditions, encumbrances and other similar matters of record (but excluding any violation thereof) which do not, individually or in the aggregate, materially adversely affect the current use, occupancy, ownership, or maintenance of, or access to the property of the Company or the Subsidiaries of the Company encumbered or affected thereby, (ii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property, (iii) Liens encumbering the interests of any lessor (other than the Company or any Subsidiary) of any such real property and (iv) zoning, entitlement, building and other land use codes and regulations or ordinances imposed by any Governmental Entity having jurisdiction over any real property, (e) any conditions of real property that would be disclosed by a current, accurate survey or physical inspection, (f) non-exclusive licensing with respect to Intellectual Property granted to customers, subcontractors, or distributors in the ordinary course of business, (g) statutory liens securing payments not yet due, (h) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, and (i) the matters set forth on Section 10.11(b) of the Company Disclosure Letter.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

Annex-12

“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) provided by applicable Law, any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person, including payment card information.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China, and Taiwan.

“PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law made effective as of August 1, 2008.

“Preferred Stock” has the meaning set forth in Section 5.2(a).

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Data or Computer Systems or privacy, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (“HIPAA”), Health Information Technology for Economic and Clinical Health Act (HITECH), Genetic Information Nondiscrimination Act (GINA), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”), the Cybersecurity Law of the PRC (中华人民共和国网络安全法), the California Consumer Privacy Act of 2018, and any Laws supplementing or implementing any of the foregoing, and any amendments or re-enactments of the foregoing from time to time.

“Proceeding” has the meaning set forth in Section 5.7(a).

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Public Stockholders” means all of the holders of outstanding Common Stock, excluding Parent, the Consortium Members, the Novartis Investor and their respective Affiliates. For purposes of this definition only, “Consortium Member” shall also include each immediate family member (as defined in Item 404 of Regulation S-K under the Securities Act) of any Consortium Member and any trust or other entity (other than the Company) in which any Consortium Member or any such immediate family member thereof holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Record Holder” has the meaning set forth in Section 4.2(b).

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“Registered Company Owned IP” means all Company Owned IP which is registered or patented or the subject of a pending application for registration or a pending patent application.

“Remedy Actions” has the meaning set forth in Section 7.5(e).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Rollover Options” has the meaning set forth in Section 4.3(a).

“Rollover Shares” means (a) with respect to the Consortium Rollover Stockholders, the Consortium Rollover Shares and (b) with respect to the Novartis Investor, the Novartis Rollover Shares.

“Rollover Stockholders” means the Consortium Rollover Stockholders and the Novartis Investor.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions from time to time (which includes as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means all economic or financial sanctions Laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and its “Specially Designated Nationals and Blocked Persons” lists), the PRC, Hong Kong, the European Union, the United Nations, the United Kingdom or any other relevant sanctions Governmental Entity.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Standards” means all applicable rules, regulations, standards or guidelines adopted or required by major credit card networks or the PCI Security Standards Council, LLC relating to privacy, data security, and the safeguarding, disclosure and handling of payment information, including the Payment Card Industry Data Security Standard and Guidelines (PCI-DSS), Visa’s Cardholder Information Security Program, MasterCard’s Site Data Protection Program, Visa’s Payment Application Best Practices, the Payment Card Industry’s Payment Application Data Security Standard (PA-DSS), MasterCard Point of Sale Terminal Security Program, and the Payment Card Industry PIN Security Requirements, in each case as may be amended from time to time.

Annex-14

“Solvent” means that, with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Special Committee” means a special committee consisting of independent and disinterested members of the Company Board.

“Stockholders Meeting” has the meaning set forth in Section 7.3(a).

“Subsidiary” means, with respect to any Person (the “Subject Person”), any other Person in which the Subject Person and/or or one or more other Subsidiaries of the Subject Person (a) owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests or (b) directly or indirectly holds the voting power or right to elect a majority of the board of directors or others performing similar functions with respect to such other Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) which the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger, in each case, taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the Person or group making the Acquisition Proposal and timing of consummation thereof) and of this Agreement as the Company Board or any committee thereof deems relevant (including any changes to the terms of this Agreement proposed by Parent and any fee to be paid by the Company pursuant to Section 9.5).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Stock” has the meaning set forth in Section 4.1(c).

“Takeover Law” has the meaning set forth in Section 5.18(a).

Annex-15

“Tax” or “Taxes” means all taxes or other governmental charges of any kind, including any federal, state, local and non-U.S. income, profits, franchise, gross receipts, duty, stamp, payroll, sales, use, employment, enterprise, social security, environmental, property, withholding, escheat, excise, production, value added, goods and services, or other tax, fee, duty, tariff, assessment or other governmental charge of any kind whatever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means any return, report, declaration, or statement relating to Taxes filed or required to be filed with any Governmental Entity (including any schedules thereto or amendments to any of the foregoing).

“Taxing Authority” means any Governmental Entity responsible for the administration, collection, imposition or determination of any Taxes.

“Termination Date” has the meaning set forth in Section 9.2(a).

“Termination Fee” means an amount equal to $12,000,000; provided, however, that if (a) the Company terminates this Agreement pursuant to Section 9.3(a) (i) prior to the No-Shop Period Start Date or (ii) on or after the No-Shop Period Start Date and prior to the Cut Off Time to enter into an Alternative Transaction Agreement providing for a Superior Proposal with any Excluded Party or (b) Parent terminates this Agreement pursuant to Section 9.4(b) in a circumstance in which the Company Adverse Recommendation Change giving rise to the right of termination is based on the submission of an Acquisition Proposal (or any amendment or modification to a predecessor Acquisition Proposal) (i) prior to the No-Shop Period Start Date or (ii) on or after the No-Shop Period Start Date and prior to the Cut Off Time by an Excluded Party, then the Termination Fee means an amount equal to $6,000,000.

“Trade Secrets” means all trade secrets, know-how and other confidential information, including all proprietary and confidential: inventions, invention disclosures, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, assays, protocols, screens, algorithms, models, layouts, designs, drawings, plans, specifications, methodologies, ideas, lab notebooks, patent data and records, experiment, test and other data and results, formulations, manufacturing production, stability, pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data and information, regulatory data and filings, and other proprietary and confidential information.

“Unvested Company Equity Award” means any Company Equity Award that is not a Vested Company Equity Award.

“Vested Company Equity Award” means any Company Equity Award that shall have become vested on or prior to the Closing Date in accordance with the terms of the applicable Incentive Plan and the applicable award agreement pursuant to which such Company Equity Award was granted.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Winsor Capital” has the meaning set forth in Section 7.13.

Annex-16

“Winsor Capital Bridge Loan Agreement” means that certain Bridge Loan Agreement entered into by and between the Company (as borrower) and Winsor Capital on January 28, 2020 (as amended on the date hereof), as in effect on the date hereof.

“YF Capital” has the meaning set forth in Section 7.13.

“YF Capital Bridge Loan Agreement” means that certain Bridge Loan Agreement entered into by and between the Company (as borrower) and YF Capital on the date hereof, as in effect on the date hereof.

Annex-17

Exhibit A

Surviving Corporation Certification of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELLULAR BIOMEDICINE GROUP, INC.

ARTICLE ONE

The name of the corporation is Cellular Biomedicine Group, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is at Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, DE 19807. The name of its registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of common stock, with a par value of one cent ($0.01) per share, and are to be of one class.

ARTICLE FIVE

The board of directors shall have the power to adopt, amend or repeal by-laws of the Corporation (the “By-laws”), except as may be otherwise provided in the By-laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE EIGHT

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation; (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation; or (E) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

ARTICLE NINE

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE TEN

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal

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benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE ELEVEN

Section 1. Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (each, an “Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL against all expense, judgments, fines, amounts paid in settlement and other liability and loss (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the corporation shall indemnify any Indemnified Person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors. The corporation may, by action of the board of directors, provide indemnification to employees, fiduciaries and agents of the corporation with the same scope and effect as the foregoing indemnification of Indemnified Parties.

Section 2. Procedure for Indemnification of Indemnified Persons. Any indemnification of an Indemnified Person under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of such Indemnified Person. If a determination by the corporation that such Indemnified Person is entitled to indemnification pursuant to this Article Nine is required, and the corporation fails to respond within 60 days to a written request for indemnity, then the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, then the right to indemnification or advances as granted by this Article Nine shall be enforceable by such Indemnified Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its

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final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including the board of directors, independent legal counsel or the corporation’s stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while serving at the request of the corporation while holding such office.

Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of fiduciary or agent of one or more of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, whether or not the corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5. Expenses. Expenses incurred by any Indemnified Person in defending a Proceeding or enforcing such Indemnified Person’s rights to indemnification or advancement of expenses under this Article Nine shall be paid by the corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the corporation. Such expenses incurred by employees, fiduciaries and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees, Fiduciaries and Agents. Persons who are not Indemnified Persons and who are or were employees or agents of the corporation may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the corporation and each Indemnified Person who serves in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

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Section 8. Merger or Consolidation. For purposes of this Article Nine, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, employees, fiduciaries or agents, so that any person who is or was a director, manager, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporations, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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Exhibit B

Surviving Corporation Bylaws

AMENDED AND RESTATED BY-LAWS

OF

CELLULAR BIOMEDICINE GROUP, INC.

A Delaware Corporation

Adopted as of

Article I

OFFICES

Section 1. Registered Office. The registered office of Cellular Biomedicine Group, Inc. (the “Corporation”) in the State of Delaware shall be located at Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, DE 19807. The name of the Corporation’s registered agent at such address shall be Maples Fiduciary Services (Delaware) Inc. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The Corporation may also have offices at such other places, both within and outside of the State of Delaware, as the board of directors may from time to time determine or the business of the Corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

Section 1. Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the president of the Corporation. No annual meeting of the stockholders need be held if not required by the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”) or by the General Corporation Law of the State of Delaware (as amended from time to time (the “DGCL”)).

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or outside of the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors, the chief executive officer or the president and shall be called by the chief executive officer or the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the Corporation’s capital stock.

Section 3. Place of Meetings. The board of directors may designate any place, either within or outside of the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the Corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, the means of remote communication, if any, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, or by a form of electronic transmission, by or at the direction of the board of directors, the chief executive officer, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer having charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. Except as otherwise provided by applicable law or by the Certificate of Incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in

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person and vote at such adjourned meeting thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the DGCL or by the Certificate of Incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 11. Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic communication, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office.

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All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written or electronic consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the Corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written or electronic consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Article III

DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors which shall constitute the board as of the effective date of these by-laws shall be one or more, which number may be increased or decreased from time to time by resolution of the board of directors. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the Corporation.

Section 4. Vacancies. Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the Corporation’s outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than these by-laws immediately after, and at the same place as, the annual meeting of stockholders.

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Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least 24 hours notice to each director, either personally, by telephone, by mail, electronic mail, telefacsimile or other electronic transmission; in like manner and on like notice the chief executive officer or president must call a special meeting on the written request of at least a majority of the directors.

Section 7. Quorum, Required Vote and Adjournment. A majority of the number of directors then in office (without regard to any then vacancies on the board of directors) shall constitute a quorum for the transaction of business. The vote of a majority of the number of votes of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Committees. The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the Corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the directors who are members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

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Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if in the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article IV

OFFICERS

Section 1. Number. The officers of the Corporation shall be elected by the board of directors and may consist of a chairman, if any is elected, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

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Section 6. The Chairman of the Board. The Chairman of the board of directors, if one shall have been elected, shall be a member of the board of directors, may be an officer of the Corporation, and, if present, shall preside at each meeting of the board of directors or stockholders. He shall advise the chief executive officer, and in the chief executive officer’s absence, other officers of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.

Section 7. The Chief Executive Officer. In the absence of the Chairman of the board of directors or if a Chairman of the board of directors shall have not been elected, the chief executive officer shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 8. President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer. The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. The vice president, if any, or if there shall be more than one, the vice presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 9. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 10. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; shall deposit all monies and other valuable effects in the

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name and to the credit of the Corporation as may be ordered by the board of directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the Corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the Corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the Corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the Corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.

Section 11. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the Corporation, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 12. Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

Article V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving at the request of the Corporation as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, judgments, fines,

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amounts paid in settlement and other liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article V. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while serving at the request of the Corporation while holding such office.

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Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article V.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another Corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article V, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Article VI

CERTIFICATES REPRESENTING STOCK

Section 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book entry system maintained by the Corporation, or a combination of both. If shares are represented by certificates, such certificates shall be in the form approved by the board of directors. The certificates representing shares shall be signed by or in the

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name of the Corporation by the Chairman of the board of directors, or the Chief Executive Officer, the President or any Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary or any other authorized officer of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

The board of directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

Section 2. Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 3. Fixing a Record Date for Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

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Section 4. Fixing a Record Date for Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 5. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

Section 6. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 7. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of capital stock are required to accept.

Section 8. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the board of directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Article VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

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Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the Corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

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Section 9. Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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Exhibit 10.1

BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT (this “Agreement”) is made and entered into on August 11, 2020 (the “Effective Date”), by and among the following parties:

1. Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company” or “Borrower”);

2. Yunfeng Capital Limited (the “Lender”).

The Company and the Lender are collectively referred to below as the “Parties” and each a “Party”.

RECITALS

A. The Company requires an infusion of funds in order to conduct its business activities.

B. The Lender is willing to make available the Loan (as defined below) to the Company, on the terms set forth below.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties agree as follows:

1. THE LOAN

1.1 Subject to the terms and conditions hereunder, the Lender agrees to extend to the Company, and the Company is willing to accept from the Lender, a bridge loan (the “Loan”) in an aggregate amount of US$25,000,000 (the “Principal Amount”). Lender will fund the Loan as promptly as reasonably practicable (and in any event no later than five (5) Business Days) following the Effective Date. For purposes of this Agreement, “Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the Republic of Singapore, Beijing, China or the State of California.

1.2 The Loan shall be evidenced by the issuance of the convertible promissory note in the form of Exhibit A as attached hereto (the “Note”). The Note shall be issued and dated as of the date on which the Loan is drawn down and received by the Company.

1.3 The Loan shall be repaid in accordance with the terms set out in the Note.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lender that:

2.1 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

2.2 Authorization. All corporate action on the part of the Company, and its officers, directors, and/or stockholders necessary for the authorization and execution of this Agreement and the performance of all obligations of the Company hereunder and thereunder has been taken.

2.3 Enforceability. This Agreement constitutes valid and legally binding obligations of the Company, enforceable in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Noncontravention. The execution and performance by the Company of this Agreement will not cause a default under, or otherwise breach, its certificate of incorporation or bylaws, each as amended, or any other insurance, document or agreement to which the Company is a party or by which it is bound, or any law, rule or regulation applicable to the Company or its assets which such default or breach would have a material adverse effect on the ability of the Company to perform its payment obligation under this Agreement.

2.5 Borrower Compliance with Anti-Money Laundering Laws. The Borrower and its subsidiaries are and have been at all times in compliance with applicable financial recordkeeping and reporting requirements, the applicable money laundering statutes of all jurisdictions where the Borrower or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action suit or proceeding by or before any governmental authority or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

3. REPRESENTATIONS AND WARRANTIES OF THE LENDER

3.1 The Lender is duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment. The Principal Amount that the Lender provides to the Company under this Agreement is legitimate and free from any encumbrance.

3.2 All corporate actions on the part of the Lender for the authorization, execution and delivery of, and the performance of all obligations under this Agreement have been taken. This Agreement is a valid and binding obligation of the Lender.

3.3 The Lender and its subsidiaries are and have been at all times in compliance with applicable financial recordkeeping and reporting requirements, and the applicable Anti-Money Launder Laws, and no action suit or proceeding by or before any governmental authority or any arbitrator involving the Lender or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Lender, threatened.

4. MISCELLANEOUS

4.1 Governing Law.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), is to be construed and enforced in accordance with and governed by the laws of Hong Kong, without regard to any conflict of law principles.

(b) All disputes and controversies arising out of or in connection with this Agreement shall be referred to and finally settled by arbitration in Hong Kong under the Hong Kong International Arbitration Center Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules. The arbitration tribunal shall consist of one (1) arbitrator to be appointed according to the Rules. The language of the arbitration shall be English.

4.2 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof.

4.3 Severability. The terms and provisions of this Agreement are severable, and if any term or provision shall be determined to be in any way unenforceable in whole or in part pursuant to applicable law, such determination shall not impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Agreement in any jurisdiction, and any such provision shall be given effect to the extent legally possible.

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4.4 Recitals. The recitals hereto constitute an integral part hereof.

4.5 Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement.

4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

4.7 Amendment. Any term of this Agreement may be amended and the observance of any term hereof may be waived only with the prior written consent of the Company and the Lender.

4.8 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, emailed, mailed or delivered to each party as follows: (i) if to the Lender, at the Lender’s address, email address or facsimile number set forth in the Exhibit B hereto, or at such other address, email address or facsimile number as the Holder shall have furnished the Company in writing, or (ii) if to the Company, at the Company’s address, email address or facsimile number set forth in the Exhibit B hereto, or at such other address, email address or facsimile number as the Company shall have furnished to the Holder in writing. All such notices and communications will be deemed effectively given the earliest of (a) when received, (b) when delivered personally, (c) one Business Day after being delivered by facsimile or email (with receipt of appropriate confirmation), (d) one Business Day after being deposited with an overnight courier service of recognized standing or (e) three days after being deposited in the U.S. mail, first class with postage prepaid.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto execute this Bridge Loan Agreement as of the date first set forth above.

CELLULAR BIOMEDICINE GROUP INC.

By:	/s/ Andrew Chan
Name: Andrew Chan
Title: Chief Legal Officer

[Signature Page to Bridge Loan Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Bridge Loan Agreement as of the date first set forth above.

YUNFENG CAPITAL LIMITED

By:	/s/ Xin Huang
Name: Xin Huang
Title: Authorized Signatory

[Signature Page to Bridge Loan Agreement]

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

US$25,000,000

[date Loan is funded], 2020

FOR VALUE RECEIVED, Cellular Biomedicine Group Inc., a Delaware corporation (the “Company” or “Borrower”), promises to pay to Yunfeng Capital Limited or its assigns (the “Holder”) the aggregate principal sum of twenty five million U.S. dollars (US$25,000,000) together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This convertible promissory note (this “Note”) is issued pursuant to the terms of that certain Bridge Loan Agreement dated as of [date of Agreement], 2020, by and among the Company and the Holder, as the same may be amended from time to time (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. This Note is an unsecured obligation of the Company.

1. Advances. Upon the execution and delivery of this Note, the Holder shall disburse to the Company the sum of US$25,000,000. The amount actually received by the Company shall be the principal amount.

2. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 6% per annum. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Maturity Date. All unpaid principal amount together with the unpaid and accrued interest payable hereunder (to the extent not converted in accordance with the terms of this Note) (the “Outstanding Amount”) shall be due and payable and shall be repaid by the Borrower by wire transfer of U.S. dollars in immediately available funds to the designated account of the Holder on the earlier of (i) August 7, 2021, and (ii) the occurrence of an Event of Default (as described in Section 6 below) for so long as such Event of Default has not been remedied by the end of the applicable grace period as set out in Section 6 (the earlier date of which being the “Maturity Date”).

4. Conversion.

(a) Conversion Right. Subject to and upon compliance with the provisions of this Note, for as long as this Note is outstanding, the Holder shall have the right, at its option to convert all (but not part) of the Outstanding Amount (the “Conversion Amount”) (i) on the close of business on the Maturity Date into the common stock, par value $0.001 per share, of the Borrower (the “Common Stock”), at a conversion price equal to the lower of (A) US$19.50 per share and (B) an amount representing a 15% discount to the volume weighted average price over the preceding 30 trading days prior to and including the Maturity Date, subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of this Note or (ii) immediately prior to (but subject to) the closing of an Acquisition (as defined below) prior to the Maturity Date, at a conversion price equal to the price per share of Common Stock payable (or deemed payable) in the Acquisition. For purposes of this Note, an “Acquisition” means (a) the merger contemplated under the Agreement and Plan of Merger, dated August [●], 2020, by and among CBMG Holdings, CBMG Merger Sub, Inc. and the Company (as may be amended from time to time, the “Merger Agreement”); (b) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) fifty percent (50%) or more of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, or (ii) shares of Common Stock or other equity securities of the Company which together with any other shares of Common Stock or other equity securities of the Company beneficially owned by such Person or group, would equal fifty percent (50%) or more of the aggregate voting power of the Company or any of its subsidiaries, the business of which constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole,

(c) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, fifty percent (50%) or more of the aggregate voting power of the Company or any of its subsidiaries, the business of which constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (d) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, fifty percent (50%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (e) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than, in the case of (b)-(e), the transactions contemplated by the Merger Agreement.

(b) Conversion Notice. To convert the Conversion Amount into Common Stock (the “Converted Shares”), the Holder shall give written notice and surrender the Note to the Company at the latest within ten (10) Business Days before the Conversion Date (defined below). The person or entity entitled to receive the Converted Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Converted Shares (i) on the Maturity Date, in the case of conversion pursuant to Section 4(a)(i), and (ii) on the date of closing of the Acquisition, in the case of conversion pursuant to section 4(a)(ii) (each, a “Conversion Date”) and the conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date. For purposes of this Note, “Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York, Hong Kong or Beijing.

(c) No Fractional Shares. No fractional units will be issued on conversion of this Note. If the Holder would otherwise be entitled to a fractional unit, the Holder shall receive in lieu thereof a cash payment equal to the applicable per share price of the common stock into which the Outstanding Amount is proposed to be converted, multiplied by the fraction of the Common Stock the Holder would otherwise be entitled to receive.

5. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

6. Prepayment. The Company may prepay this Note (including accrued interest), in whole or in part, prior to the Maturity Date in cash, provided that prior written notice of not less than seven (7) calendar days is delivered to the Holder.

7. Default. If there shall be any Event of Default (as defined below) hereunder, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable, unless such failure is caused by technical or administrative error and payment is made within five (5) calendar days of the original due date;

(b) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against the Company (unless (A) such petition is dismissed or discharged within 60 days or (B) such petition is frivolous or vexatious) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(d) A liquidation, termination of existence or dissolution of the Company; or

(e) Any representation, warranty or statement of fact made by the Company in the Agreement, or any other agreement, schedule, confirmatory assignment or otherwise in connection with the transactions contemplated hereby or thereby, shall when made or deemed made be false or misleading in any material respect; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by the Company within a period of 30 calendar days after the Company’s receipt of written notice from the Holder specifying such failure.

8. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, emailed, mailed or delivered to each party as follows: (i) if to the Holder, at the Holder’s address, email address or facsimile number set forth in the Agreement, or at such other address, email address or facsimile number as the Holder shall have furnished the Company in writing, or (ii) if to the Company, at the Company’s address, email address or facsimile number set forth in the Agreement, or at such other address, email address or facsimile number as the Company shall have furnished to the Holder in writing. All such notices and communications will be deemed effectively given the earliest of (a) when received, (b) when delivered personally, (c) one Business day after being delivered by facsimile or email (with receipt of appropriate confirmation), (d) one Business day after being deposited with an overnight courier service of recognized standing or (e) three days after being deposited in the U.S. mail, first class with postage prepaid.

9. Governing Law.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), is to be construed and enforced in accordance with and governed by the laws of Hong Kong, without regard to any conflict of law principles.

(b) All disputes and controversies arising out of or in connection with this Agreement shall be referred to and finally settled by arbitration in Hong Kong under the Hong Kong International Arbitration Center Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules. The arbitration tribunal shall consist of one (1) arbitrator to be appointed according to the Rules. The language of the arbitration shall be English.

10. Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

11. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

12. Transfer and Assignment. The Holder shall be free to transfer or assign any of its rights and obligations under this Note to its affiliates as long as notice is given to the Company within five (5) calendar days after such transfer or assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Company, without the prior written consent of the Holder. Subject to the restrictions on transfer provided herein, the rights and obligations of the Company and the Holder shall be binding upon and benefit the respective successors, assigns, heirs, administrators and transferees of the Company or the Holder, as applicable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

CELLULAR BIOMEDICINE GROUP INC.

By:
Name:
Title:

EXHIBIT B

NOTICES

If to the Company:

Attn:	Andrew Chan

Address:	1345 Avenue of the Americas, Fl15, New York, NY

Email:	andy.chan@cellbiomedgroup.com

Facsimile:	(347) 679 8203

Telephone:	(347) 905 5663

If to the Lender:

Attn:	Xin Huang

Address:	Room 3501, 35th floor, K. Wah Centre, No. 1010, Middle Huaihai Rd, Shanghai 200031, China

Email:	huangxin@yfc.cn

Facsimile:	(+86) 21 -31271750

Telephone:	(+86) 21 3127 0909

B-1

Exhibit 10.2

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, MD 20877 USA

Attention: Andrew Chan

August 11, 2020

Amendment Letter

Dear Sirs,

1.	We, Winsor Capital Limited, a company incorporated under the laws of the British Virgin Islands (the “Lender”), refer to:

(a)	a US$16,000,000 bridge loan agreement dated January 28, 2020 entered into between Cellular Biomedicine Group, Inc. as borrower (the “Borrower”) and the Lender (the “Loan Agreement”); and

(b)	a convertible promissory note issued by CBMG in favor of the Lender pursuant to the terms of the Loan Agreement, dated January 30, 2020 (the “Promissory Note”).

2.	Unless otherwise defined in this Letter, words and expressions defined in the Loan Agreement shall have the same meanings when used in this Letter.

3.	Pursuant to Section 5.7 (Amendment) of the Loan Agreement and Clause 9 (Modification; Waiver) of the Promissory Note, with effect from the date hereof:

(a)	Loan Agreement: the following paragraph shall be inserted as Section 1.4 into the Loan Agreement:

“Notwithstanding anything to the contrary contained in this Agreement, each tranche of the Loan under this Agreement shall only become due and payable on the earlier of (i) August 7, 2021, and (ii) the occurrence of an Event of Default (as defined in the Note) for so long as such Event of Default has not been remedied by the end of the applicable grace period as set out in Section 6 of the Note.”

(b)	Promissory Note: the definition of “Maturity Date” in the Promissory Note shall be amended and restated as follows:

“Maturity Date” means the earlier of:

(i)	August 7, 2021; and

(ii)	the occurrence of an Event of Default (as described in Section 6 below) for so long as such Event of Default has not been remedied by the end of the applicable grace period as set out in Section 6.

4.	Save as amended by this Letter, the provisions of the Loan Agreement and the Promissory Note shall continue in full force and effect.

5.

References in the Loan Agreement to “this Agreement” and references in the Promissory Note to “this Note” shall, unless the context otherwise requires, be construed as references to the Loan Agreement and the Promissory Note as amended by this Letter, respectively.

6.	The provisions of Section 5 (Miscellaneous) of the Loan Agreement, except Section 5.2 (Entire Agreement), shall be deemed to be incorporated in this Letter in full, mutatis mutandis.

[Signature page follows]

2

Please sign, date and return the enclosed copy of this Letter to signify your acceptance and acknowledgement of its terms and conditions.

Yours truly,

WINSOR CAPITAL LIMITED as Lender

/s / Ming Li
Name: Ming Li
Title: Director

[Signature Page to Amendment Letter]

Agreed and accepted:

CELLULAR BIOMEDICINE GROUP, INC. as Borrower

/s/ Andrew Chan
Name: Andrew Chan
Title: Chief Legal Officer

[Signature Page to Amendment Letter]

Exhibit 99.1

Cellular Biomedicine Group (CBMG) Enters Into Definitive Merger Agreement; Transaction Would

Result In Company Going Private

GAITHERSBURG, MD and SHANGHAI, China, August 12, 2020 – Cellular Biomedicine Group, Inc. (Nasdaq: CBMG) (“Company,” “CBMG,” “we” or “our”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, announced today that it has signed a definitive merger agreement to be acquired by a newly-formed entity (“Parent”) formed on behalf of a consortium consisting of (i) Bizuo (Tony) Liu (CEO of CBMG) and certain other members of CBMG management (Yihong Yao, Li (Helen) Zhang and Chengxiang (Chase) Dai) (collectively, the “Management Rollover Stockholders”), (ii) Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited, Full Moon Resources Limited, Viktor Pan and Zheng Zhou (together with the Management Rollover Stockholders, the “Consortium Rollover Stockholders”) and (iii) Yunfeng Fund III, L.P., TF Capital Fund III L.P., Velvet Investment Pte. Ltd., and Bizuo (Tony) Liu (the “Equity Investors”).

Under the terms of the merger agreement, CBMG’s stockholders will receive US$19.75 in cash for each outstanding share of common stock held immediately prior to the effective time of the merger, other than (i) the shares owned by Parent or its subsidiaries, (ii) the shares held by CBMG as treasury stock, (iii) certain shares held by rollover stockholders, including the Consortium Rollover Stockholders (collectively, the “Rollover Stockholders”) and (iv) the shares in respect of which appraisal rights have been properly and validly exercised under Delaware law. In connection with the Merger, the shares held by the Rollover Stockholders will be cancelled without payment of any consideration and the Rollover Stockholders will subscribe for newly-issued shares of Parent. The Rollover Stockholders collectively hold approximately 51.5% of the outstanding CBMG shares.

The US$19.75 per share price represents a premium of approximately 31.4% over the 30 trading-day average price of the Company’s common stock as of August 11, 2020, and a premium of approximately 11.8% over CBMG’s closing stock price on November 8, 2019, the last trading day prior to the public announcement of the consortium’s initial proposal.

The Company’s Board of Directors, acting on the unanimous recommendation of the special committee formed by the Board of Directors (the “Special Committee”), approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that the Company’s stockholders adopt the merger agreement and approve the merger. The Special Committee, which is comprised solely of independent and disinterested directors of the Company, exclusively negotiated the terms of the merger agreement with Parent, with the assistance of its independent financial and legal advisors.

Under the terms of the merger agreement, CBMG (at the direction of the Special Committee) will conduct a 30-day “go shop” process, during which CBMG is permitted to solicit, initiate, facilitate or encourage acquisition proposals and to participate in discussions or negotiations with respect to any acquisition proposal. Following the “go shop” process, CBMG may respond to certain unsolicited acquisition proposals and, during the first 15-day period following the “go shop” process, CBMG may continue to engage with certain third parties that have made acquisition proposals during the “go shop” process, in each case, subject to the terms and conditions of the merger agreement. CBMG will have the right to terminate the definitive agreement to accept a superior proposal, if one is received, subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” process will result in a superior proposal or that any other transaction will be approved or completed. CBMG does not intend to disclose developments with respect to the “go-shop” process unless and until the Special Committee makes a determination requiring further disclosure.

Upon closing of the merger, CBMG will become a wholly owned subsidiary of Parent. CBMG is expected to remain headquartered in Maryland. The merger is subject to approval by CBMG’s stockholders, including a non-waivable condition requiring approval by the holders of a majority of the outstanding shares of CBMG common stock that are not beneficially owned by Parent, the Rollover Stockholders, the Equity Investors or their respective affiliates, as well as regulatory and certain other customary closing conditions. The merger is not subject to a financing condition. The Company will call a meeting of stockholders for the purpose of voting on the adoption of the merger agreement in due course. If completed, the merger will result in the Company becoming a privately held company, and CBMG’s common stock would no longer be listed on the NASDAQ Capital Market.

Jefferies LLC is serving as sole financial advisor to the Special Committee, and White & Case LLP is serving as legal counsel to the Special Committee. O’Melveny & Myers LLP is serving as U.S. legal counsel to Parent.

About Cellular Biomedicine Group, Inc.

Cellular Biomedicine Group, Inc. (Nasdaq: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. The company conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. The Company’s GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. Its Shanghai facility includes a “Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific. These partnerships focus on improving manufacturing processes for cell therapies. CBMG currently has ongoing CAR-T Phase I clinical trials in China. The China NMPA (formerly CFDA) approved the Company’s IND application for a Phase II trial for AlloJoin®, CBMG’s “Off-the-Shelf” allogenic haMPC therapy for the treatment of Knee Osteoarthritis (KOA), and has accepted the Company’s IND application for a Phase II trial for ReJoin® autologous haMPC therapy for the treatment of KOA. The NMPA has also accepted CBMG’s dossier for an IND application for clinical trials of anti-BCMA CAR-T. CBMG is included in the broad-market Russell 3000® Index the small-cap Russell 2000® Index and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of CBMG. In connection with the proposed transaction, CBMG intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies from CBMG’s stockholders for the proposed transaction, and CBMG and certain other persons, including Parent, intend to file a Schedule 13E-3 transaction statement with the SEC. The Company will mail to each stockholder entitled to vote at the special meeting the definitive proxy statement, which will contain important information about the proposed transaction and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF CBMG ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CBMG, THE PROPOSED TRANSACTION AND RELATED MATTERS. Stockholders may obtain free copies of the proxy statement and other documents (when available) that CBMG files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by CBMG will also be available free of charge on CBMG’s website at https://www.cellbiomedgroup.com or by directing a request to Cellular Biomedicine Group, Inc., Attn: Derrick C. Li, Head of Strategy and Investor Relations, CBMG or by calling (301) 825 5320.

Participants in the Solicitation

CBMG and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from CBMG’s stockholders in connection with the proposed transaction. Information regarding the ownership of CBMG securities by CBMG’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about CBMG’s directors and executive officers is also available in CBMG’s proxy statement for its 2020 annual meeting of stockholders filed with the SEC on April 29, 2020 and is supplemented by other filings made, and to be made, with the SEC by CBMG. Additional information regarding persons who may be deemed participants in the solicitation of proxies from CBMG’s stockholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above when it is filed with the SEC. These documents are or will be available free of charge as described above.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, specific activities, and other statements that are not descriptions of historical facts, including our statements regarding enrollment of clinical trial patients and expectations relating to the development, safety and efficacy of our drugs, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include any risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including risks relating to the impact of the COVID-19 pandemic on our operations, including risks associated with the evolving COVID-19 pandemic and actions taken in response to it. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “could,” “expect,” “plans,” “intend,” “estimate,” “projects,” “presents,” “potential,” “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, among others, statements about the benefits of the proposed transaction, including future financial and operating results, plans, objectives, expectations for CBMG and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of the management of CBMG and are subject to significant risks and uncertainties outside of CBMG’s control. These risks and uncertainties include the possibility that the anticipated benefits from the proposed transaction will not be realized, or will not be realized within the expected time periods; the occurrence of any event, change or other circumstances that could give rise to termination of the proposed transaction agreement; the failure of CBMG’s stockholders to adopt the Merger Agreement; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees at CBMG; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the inability to obtain necessary regulatory approvals for the proposed transaction or the receipt of such approvals subject to conditions that are not anticipated; the risk that a condition to closing the transaction may not be satisfied on a timely basis or at all; the risk that the proposed transaction fails to close for any other reason; the outcome of any legal proceedings related to the proposed transaction; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; the impact of the proposed transaction on the Company’s credit rating; and other risks described in CBMG’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. These statements reflect our current views with respect to future events or to our future activities and involve known and unknown risks, uncertainties and other factors which may cause our actual activities, actions or achievements to be materially different from any future activities, actions or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, CBMG does not undertake any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Company/Investor Contact:

Derrick C. Li

Head of Strategy and Investor Relations, CBMG

Phone: 917-717-0994

Email: derrick.li@cellbiomedgroup.com